UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

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Filed by a Party other than the Registrant ☐

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☐      Preliminary Proxy Statement

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☒      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material under 14a-12

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             previous filing by registration statement number, of the Form or Schedule and the date of its filing.

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ROBERT H. YOUNG EXECUTIVE CHAIR	LAWRENCE J. REILLY PRESIDENT AND CHIEF EXECUTIVE OFFICER

March 25, 2011

Dear Shareholders:

It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Central Vermont Public Service Corporation at 10:00 a.m. on Tuesday, May 3, 2011 at the CVPS/Leahy Community Health Education Center, 160 Allen Street, Rutland, Vermont.  Shareholders will be admitted beginning at 9:00 a.m.  For your reference, a map of the area is provided on the back cover of this Proxy Statement.

Whether or not you plan to attend, we encourage you to vote your shares using one of the following methods: (1) vote through the Internet at the Website shown on the proxy card; (2) vote by telephone using the toll-free telephone number shown on the proxy card; or (3) mark, date, sign, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

To our beneficial owners, please note that brokers and certain banks and nominees will be unable to vote on your behalf with respect to all proposals (except the ratification of Deloitte & Touche LLP’s appointment) if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each of the proposals set forth in the accompanying Proxy Statement. Please refer to the accompanying notice and Proxy Statement for additional information regarding the proposals.

If your shares are held in the name of a bank, trust, broker or other nominee and you plan to attend the Annual Meeting, please bring proof of share ownership.  No matter how many shares you own, your vote is important.  Please vote promptly to ensure your vote is represented at the Annual Meeting.

Thank you for your support of Central Vermont.

Sincerely,

ROBERT H. YOUNG Executive Chair (effective March 1, 2011)	LAWRENCE J. REILLY President and Chief Executive Officer (effective March 1, 2011)

Notice of Meeting	2
Proxy Statement	3
2012 Annual Meeting - Stockholder Communications/Proposals	5
Item No. 1 – Election of Directors	6
Item No. 2 – Ratification of Independent Registered Public Accountants	12
Independent Registered Public Accounting Firm	12
Item No. 3 – Non-Binding Vote On Executive Compensation	13
Item No. 4 – Non-Binding, Vote To Determine Whether A Shareholder Vote On Executive Compensation Should Be Held Every (A) Year, (B) Two Years, (C) Three Years Or (D) Abstain	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
Security Ownership of Certain Beneficial Owners and Management	14
Corporate Governance Matters	17
Corporate Governance Documents	17
2010 Governance Actions	17
Board Leadership	18
Board’s Role in Risk Oversight	19
Corporate Governance Guidelines and Director Selection Search Protocol	20
Communication to the Board	20
Code of Ethics	20
Board Independence	21
Certain Relationships and Related Transactions	22
Board and Committee Information	23
Compensation Committee Interlocks and Insider Participation	25
Audit Committee Matters	28
Audit Committee Report	28
Services Performed by the Independent Registered Public Accountants	29
Independent Registered Public Accountant Fees	30
Directors’ Compensation	31
Directors’ Compensation Table	33
Compensation Discussion and Analysis	34
Report of the Compensation Committee on Executive Compensation	45
Summary Compensation Table	46
Grants of Plan-Based Awards During 2010	49
Outstanding Equity Awards at Fiscal Year-End 2010	50
Option Exercises and Stock Vested at Fiscal Year-End 2010	52
Pension Benefits	53
Nonqualified Defined Contribution and Other Deferred Compensation Plans	53
Potential Payments Upon Termination or Change-In-Control	54
Directions to the Annual Meeting Site	Back Page

CENTRAL VERMONT PUBLIC SERVICE CORPORATION 77 Grove Street Rutland, Vermont 05701 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE: TIME: PLACE:	Tuesday, May 3, 2011 10:00 a.m., local time CVPS/Leahy Community Health Education Center 160 Allen Street Rutland, VT 05701
ITEMS OF BUSINESS:
1. To elect three directors for a term of three years and to elect one director for a term of one year;

2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants to audit Central Vermont Public Service Corporation’s (“CVPS”, “Central Vermont” or the “Company”) financial statements for the fiscal year ending December 31, 2011;

3. To approve, by advisory vote, the compensation of Central Vermont’s Named Executive Officers executive compensation;

4. To recommend, by advisory vote, whether the frequency of the Named Executive Officers compensation vote should be held every (a) three years,  (b) two years,  or (c) one year; and

5. To act upon any matters incidental to or in furtherance of the foregoing and upon any matters which may properly come before the meeting or at any adjournments thereof.

RECORD DATE:	Holders of Central Vermont’s Common Stock of record at the close of business on February 24, 2011 are entitled to vote at the meeting and any adjournment thereof.
ANNUAL REPORT:	Central Vermont’s 2010 Annual Report, which is NOT a part of the proxy soliciting materials, accompanies the Proxy Statement.
PROXY VOTING:
It is important that your shares be represented and voted at the meeting.  You may vote your shares by completing and returning the proxy card sent to you.  Most owners may also vote their shares over the Internet or by telephone as described on the enclosed proxy card.  You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Rutland, Vermont March 25, 2011	By Order of the Board of Directors Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2011:

This Proxy Statement and our Annual Report are available on the
Investor Relations page of our Website at www.cvps.com.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
77 Grove Street
Rutland, Vermont 05701

March 25, 2011
PROXY STATEMENT

The Board of Directors (the “Board”) of Central Vermont Public Service Corporation (“Central Vermont” which may be referred to as we, us, our, or the Company) is soliciting your proxy for the Annual Meeting of Shareholders to be held at the CVPS/Leahy Community Health Education Center, 160 Allen Street, Rutland, Vermont at 10:00 a.m. on Tuesday, May 3, 2011, and at any adjournments thereof (the “Annual Meeting”).

Cost of Proxy Solicitation

We will bear the cost of solicitation.  Our officers or other employees or representatives of the Company may solicit proxies on behalf of the Company in person, by telephone, by facsimile, or other electronic means, without extra compensation.  In addition, we have engaged Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist in the solicitation of proxies.  The estimated fee for such services is $8,000 plus reimbursement of reasonable out-of-pocket expenses.  We will reimburse banks, brokers and other similar agents or fiduciaries for their expenses in sending proxies and proxy materials to beneficial owners of Central Vermont’s common stock, par value $6 per share (“Common Stock”).

A copy of the Annual Report of Central Vermont containing its audited financial statements for year 2010 accompanies this Proxy Statement.  The Annual Report is not part of this Proxy Statement.

This Proxy Statement and form of proxy were first sent to shareholders on or about March 25, 2011.

Record Date

You are entitled to notice of, and to vote at, the annual meeting if you owned shares of our Common Stock at the close of business on February 24, 2011.

Outstanding Voting Securities

As of February 24, 2011, we had 13,361,029 outstanding shares of Common Stock entitled to one vote per share.

VOTING PROCEDURES

How to Vote

You may vote by telephone, or via the Internet or by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope.

If a bank or broker holds your shares, you may be able to vote by telephone or via the Internet if the bank or broker offers these options.  Please follow the instructions you receive from your bank or broker.

How Does the Board Recommend that I Vote?

Your Board of Directors recommends that you vote your shares:

➢	‘FOR’ each of the nominees to the Board;

➢	‘FOR’ the ratification of Deloitte & Touche, LLP as our independent registered public accounting firm for 2011;

➢	‘FOR’ the non-binding approval of the compensation of our executive officers; and

➢	‘FOR’ every three years as the frequency for future shareholder advisory votes on the approval of executive compensation.

Shares Held in the Name of a Broker, Trust, Bank or Other Nominee

If you wish to vote your shares in person at the annual meeting and your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a legal proxy or a letter from that broker, trust, bank or other nominee that confirms that you are the beneficial owner of those shares.

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker may generally vote on routine matters but cannot vote on non-routine matters.  Items 1, 3, and 4 are considered non-routine matters.  Therefore, if you do not instruct your broker how to vote on Items 1, 3, and 4, your broker does not have authority to vote on these Items.  This is generally referred to as a “broker non-vote.”  Item 2 is considered a routine matter and, therefore, broker non-votes are not expected on this Item.

Employee Savings and Investment Plan Participants

If you are a participant in the Central Vermont Public Service Corporation Employee Savings and Investment Plan (“401(k) Plan”), a proxy card has been provided to allow you to direct the trustee of the 401(k) Plan how to vote any shares attributable to your individual account under the 401(k) Plan.  The trustee will only vote such shares as directed by participants in the 401(k) Plan.

Revoking a Proxy

Any proxy may be revoked by written notice delivered to the Corporate Secretary, by voting again by telephone or over the Internet, by a duly executed proxy bearing a later date delivered to the Corporate Secretary at any time before it is exercised, or by attending the Annual Meeting and voting in person.  The execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person, and attendance at the Annual Meeting will not, by itself, revoke a proxy.

Quorum

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Vote Required

The following votes are required for approval of each proposal at the annual meeting:

Item No. 1 – Election of Directors:  Our directors are elected by a plurality of votes cast by the shares entitled to vote in the election of directors and the nominees who receive the most votes will be elected.  Brokerage firms and nominees DO NOT have authority to vote their customers’ unvoted shares on Item No. 1 or to vote the customers’ shares if the customers have not furnished voting instructions to their brokers within a specified period of time prior to the Annual Meeting of Shareholders.  Abstentions and non-votes will not affect the outcome of the election of directors.  Unless authority to vote is withheld as to any nominee, the individuals named on the proxy card will vote “FOR” the nominees listed.

Item No. 2 – Ratification of Independent Registered Public Accounting Firm:  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011 is approved if the votes cast “FOR” exceed the votes cast “AGAINST.”  Unless the vote is cast “AGAINST” this Item No. 2, the individuals named on the proxy card will vote “FOR” Item No. 2.  Abstentions will have the same effect as a vote against the matter.

Item No. 3 – Approval of Executive Compensation:  The approval, on an advisory basis, of the compensation of our executive officers requires the affirmative vote of the majority of votes cast.  Abstentions and broker non-votes will not be counted as a vote cast, and therefore, will have no effect on the vote.  Unless the vote is cast “AGAINST” this Item No. 3, the individuals named on the proxy card will vote “FOR” Item No. 3.

Item No. 4 – Approval of Frequency of Shareholder Advisory Votes on Executive Compensation:  The approval, on an advisory basis, of the frequency of the shareholder advisory vote on executive compensation requires the affirmative vote of the majority of votes cast.  All non-votes and abstentions will be treated as votes not cast and will not have any effect on the outcome of the frequency of the shareholder advisory vote on executive compensation. Unless the vote is cast “AGAINST” this Item, the individuals named on the proxy card will vote “FOR Three Years” on Item No. 4.

OTHER MATTERS

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting other than as specified in the accompanying Notice.  However, if any other matters properly and legally come before the meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

Electronic Access of Documents

This document is available on the Investor Relations page of our Website at www.cvps.com.  The Company’s Website at www.cvps.com/AboutUs/CorpGov.shtml contains the following documents: Charters of the Audit, Compensation, Corporate Governance Committees and Executive Committee Role and Authority; Corporate Governance Guidelines including Director Communication Policy and Process; Director Selection Search Protocol; and, Corporate Ethics and Conflict of Interest Policy which includes an anonymous complaint process relating to accounting, internal accounting controls, or auditing matters.

We will provide any shareholder with a copy of the referenced documents without charge, upon written request to the Assistant Corporate Secretary at 77 Grove Street, Rutland, Vermont 05701.

 2012 ANNUAL MEETING - SHAREHOLDER COMMUNICATIONS/PROPOSALS

The Corporate Secretary must receive shareholder proposals no later than November 26, 2011 to be considered for inclusion in Central Vermont’s 2012 proxy materials.  Additionally, the Company’s advance notice By-law provisions require that any shareholder proposal to be presented from the floor of the 2012 Annual Meeting must be received by the Corporate Secretary, at the Company’s principal executive offices, no later than January 25, 2012 and not before December 26, 2011.  Also, such proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting.
Shareholders who are not presenting a proposal for inclusion in the Proxy Statement, but who wish to communicate directly with non-management directors, may direct written communications to the address listed in the section entitled “Communication to the Board” on page 20.

ITEM 1 - ELECTION OF DIRECTORS

The Amended and Restated Articles of Association and By-laws provide for the division of the Board into three classes as nearly equal in number as possible, having staggered terms of office.  In accordance with our By-laws, the Board has fixed at ten (10) the number of directors for the year 2011-2012, effective as of the Annual Meeting.

Director Qualifications and Review of Director Nominees

The process for identifying and evaluating nominees for the Board of Directors is initiated by conducting an evaluation of critical needs based on the present and future strategic objectives of the Company and the specific skills required for the Board of Directors as a whole and for each Board committee.  A review of the Board of Directors annual evaluation of the full Board and its committees provides guidance to the Corporate Governance Committee which reports to the full Board with a recommendation on the size and composition of the Board.  If necessary, the Corporate Governance Committee recommends steps to be taken so that the Board reflects the appropriate balance of experience, knowledge, skills, expertise, and diversity required for the Board of Directors as a whole and its committees.

In conducting a review of the Corporate Governance Committee’s recommendations, the Board may consider age, experience, ability and qualifications, independence from our Company management and such other factors as it deems appropriate given the current needs of our Company.  Current members of the Board with skills and experience relevant to the Company’s strategic objectives and who are willing to continue in service are considered for re-nomination.

The nominees to the Board of Directors listed in this Proxy Statement were approved unanimously by the Company’s Board of Directors.  The paragraphs that follow provide information about each nominee for director and each current director.  Each of these individuals brings a strong and singular background and skill set to the full Board of Directors that includes leadership, accounting and finance, risk management, customer service, marketing, technological, utility, civic, and outside board experience which led the Board to the conclusion that he or she should serve as a director.

Upon the unanimous recommendation of the Corporate Governance Committee, our Board has nominated Lawrence J. Reilly, Elisabeth B. Robert, and Douglas J. Wacek for election at this Annual Meeting to serve as directors for a three-year term and, in order to keep the classes of directors as nearly equal as possible, our Board has nominated Robert B. Johnston for election at this Annual Meeting to serve as director for a one-year term.  All of the nominees, with the exceptions of Messrs. Johnston and Reilly, have previously been elected by Central Vermont’s shareholders.  Mr. Johnston was first suggested as a prospective candidate by Mrs. Zucker, the trustee of the Article 6 Marital Trust, one of our largest shareholders.  He was then evaluated by the Corporate Governance Committee according to its practice described above and was appointed to the Board on November 7, 2010.  Mr. Reilly, our President and CEO, is a nominee for director who will fill the seat of Robert Young, our Executive Chair, upon his retirement on May 3, 2011.  If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy may vote for the election of a substitute.  All of the nominees have consented to being named in this Proxy Statement and to serve if elected.  We do not presently expect that any of the nominees will be unavailable.
Unless otherwise instructed or not permitted by the NYSE rules, the persons named as proxies will vote all proxies received FOR the election of the four nominees as indicated in the table below.  If prior to the Annual Meeting any nominee should become unable to serve, the shares represented by properly signed and returned proxy cards or voted by telephone or Internet will be voted for such other person(s) as the present Board shall determine or the Board may determine to leave the vacancy temporarily unfilled.

Biographical and Business Experience of Directors

The following table contains biographical and business information about the nominees and current directors whose terms will continue after the 2011 Annual Meeting, including age, principal occupation, public company directorships, and business experience during the past five years as well as relevant qualifications, key attributes, experience, and skills.

Nominee whose term will expire in year 2012:

ROBERT B. JOHNSTON, 46, is Executive Vice President and Chief Strategy Officer of The InterTech Group, Inc., (private holding company).  Mr. Johnston is a director of Circa Enterprises, Inc., Galvanic Applied Sciences, Pacific Northern Gas, and Span-America Medical Systems, Inc.  Additionally, he is a member of the Institute of Corporate Directors.  Mr. Johnston earned a Bachelor’s Degree in Political Science and a Master of Art’s Degree in Public Policy and Public Administration from Concordia University (Montreal, Quebec), and a Master’s Degree in Business Administration from the John Molson School of Business at Concordia University (Montreal, Quebec).  Mr. Johnston has been a director since November 2010 and is a member of the Board’s Compensation Committee.

Mr. Johnston has a high level of business and financial experience as an executive officer of a recognized investment holding firm.  Mr. Johnston also brings a distinct perspective to the Board as a representative of one of the Company’s largest shareholders.

Nominees whose terms will expire in year 2014:

LAWRENCE J. REILLY, 55, joined the Company March 1, 2011 as the President and CEO.  Previously, since July 2008, Mr. Reilly has provided energy consulting services independently.  He has assisted utilities and regulators in the nation of Jordan under a contract funded by the U.S. Agency for International Development, served as an advisor to GroundedPower, a startup smart grid company; and consulted for NuGen Capital Management LLC, which develops, installs and owns large-scale (1 to 10 megawatt) rooftop and ground mount solar systems.  He also serves as Vice Chair of the Massachusetts Technology Collaborative, a quasi-public entity that fosters a more favorable environment for the formation, retention and expansion of technology-related enterprises in Massachusetts.  Mr. Reilly served in various capacities in the utility industry at National Grid USA and its subsidiaries from 1982 to 2008.  Mr. Reilly was employed with New England Electric System (“NEES”) and with its Rhode Island subsidiary, Narragansett Electric, from 1987 to 1990.  Mr. Reilly served in the utility industry as vice president and director of rates at NEES from 1990 to 1996; president of the NEES electric distribution companies in Massachusetts, Rhode Island and New Hampshire from 1996 to 2001; executive vice president and general counsel of National Grid USA from 2001 to 2007 following United Kingdom-based National Grid Plc’s acquisition of NEES; and executive vice president, legal and regulation, at National Grid in 2007 and 2008.  He graduated from State University of New York at Albany with a BA in Geography, received his Masters of City and Regional Planning from Harvard University and received his Juris Doctor Degree from the Boston University School of Law. Mr. Reilly is a new nominee to the Board.

Mr. Reilly has extensive knowledge of electric utility and regulatory matters acquired through his over 25 years of service as an attorney and executive for a recognized investor-owned electric utility.  His varied experiences allow him to think about electric utility matters on both a local and global scale.

ELISABETH B. ROBERT, 55, has served as Chief Executive Officer of Terry Precision Bicycles for Women, Inc. (women’s bicycle manufacturing and direct marketing company) since April 2009.  Prior to her current position she served as President, Chief Executive Officer, Chief Financial Officer and Treasurer of The Vermont Teddy Bear Company from October 1997 to September 2008.  Ms. Robert currently serves on the Board of Trustees of Middlebury College and is a member of the Board of Advisors for the UVM School of Business Administration.  Ms. Robert earned a Bachelor’s Degree in French from Middlebury College and a Master’s Degree in Business Administration from the University of Vermont.  Ms. Robert has been a director since May 2010 and is a member of the Board’s Audit Committee.

Ms. Robert has over a decade of experience as an executive officer, including as a chief executive officer in her own firm, and chief executive officer and chief financial officer of a successful Vermont company that was traded on NASDAQ until the company went private.  As a result of these positions, Ms. Robert brings to the Board significant knowledge of accounting and financial reporting matters.  She also brings a unique knowledge of the challenges and opportunities facing small businesses in Vermont.  Her status as a former CEO and CFO of a publicly traded company qualifies her as one of the Audit Committee’s designated financial experts.

DOUGLAS J. WACEK, 59, retired as the President and Chief Executive Officer of Union Mutual of Vermont Companies (regional property and casualty insurance carrier) in May 2008.  Mr. Wacek, who is a certified public accountant, joined the Union Mutual of Vermont Companies in 1994 as Chief Financial Officer and was elected President and CEO in 2001.  Previously, he has served as the State of Vermont’s Commissioner of Finance and Management; as a Senior Vice President and CFO of a Vermont-based natural gas utility; and as a Senior Manager with KPMG, an international accounting firm.  Mr. Wacek serves as a director of Vermont Electric Power Company, Inc., a Central Vermont affiliate and the Flynn Theatre for the Performing Arts.    Mr. Wacek earned a Bachelor’s Degree in Accounting from St. Cloud State University.  He has been a director since 2006, is Chair of the Board’s Corporate Governance Committee, and is a member the Audit Committee.

Mr. Wacek has a diversified executive background in insurance, government, and utility operations. With his insurance experience, Mr. Wacek brings a unique and relevant perspective to the Company’s Enterprise Risk Management process.  He also brings an extensive financial services background and a high level of financial literacy and operating experience to the Board.  His status as a Certified Public Accountant qualifies him as one of the Audit Committee’s designated financial experts.

Directors whose terms will expire in year 2013:

JOHN M. GOODRICH, 60, has served as Vice President of Power - Americas for Weidmann Electrical Technology Inc. (electrical insulation for transformer manufacturers and users) since 2007.  Prior to his current position he served as Vice President of Operations and Site Manager for Weidmann from 2004 to 2007, and Vice President - Knowledge Manager for WICOR International from 2000 to 2004.  He also worked abroad, starting a Mexican operation, worked on a team for a major process installation in China, and has additional experience in Brazil and Switzerland.  Mr. Goodrich serves as a director of Associated Industries of Vermont, a state-wide association dedicated to manufacturers and their supporting businesses and organizations.  Mr. Goodrich earned a Bachelor’s Degree in Civil Engineering from the University of New Hampshire and a Master’s Degree in Business Administration from the University of Colorado.  Mr. Goodrich has been a director since November 2009.  He is a member of the Board’s Audit Committee.

Mr. Goodrich brings executive and operational experience in the field of electrical component manufacturing having served in officer positions for over a decade.  From his extensive work abroad, he also brings an established global perspective to his work on the Board.

JANICE L. SCITES, 60, has served as Chief Executive Officer of MSO, Inc. (property and casualty insurance rating/service bureau) since December 2007.  She has also served as President of Scites Associates, Inc. (a technology and business consulting firm) since January 2001.  Ms. Scites has extensive customer care knowledge gained from her experience as Vice President of AT&T’s Customer Care and President of Connecticut Mutual’s Customer Care Operations.  She also has knowledge of stock administration gained from her experience as President and Registered Principal of Phoenix Equity Planning Corporation Broker/Dealer, a subsidiary of Phoenix Mutual Life Insurance.  Ms. Scites serves on the Board of Advisors for several privately held, technology-based companies, including Overseas Military Car Sales, a privately held Swiss company with revenues of $600 million.  Ms. Scites earned Bachelor of General Studies Degree in Business Administration from Ohio University and a Juris Doctor Degree from the University of Connecticut School of Law.  Ms. Scites has been a director since 1998.  She is a member of the Board’s Compensation Committee.

Ms. Scites brings to the Board extensive senior management experience as well as a unique customer care knowledge through her work with AT&T.  Her legal background and knowledge of insurance and technology industry issues provide the Board with valuable perspective regarding the Company’s operations.

WILLIAM J. STENGER, 62, has served as President and Chief Executive Officer of Jay Peak, Inc. (ski and summer resort) since April 1985.  He has been appointed by the Governor of the State of Vermont to serve on the Governor’s Council of Economic Advisors.  Mr. Stenger earned an Associate of Science Degree from Corning Community College and a Bachelor of Science Degree from Syracuse University.  He is the 2006 recipient of the Martha H. O’Connor Award for Private Citizen Contribution to Public Education.  Mr. Stenger has been a director since 2006.  He is a member of the Board’s Compensation Committee.

Mr. Stenger brings over 25 years executive experience to the Board from his role as President and Chief Executive Officer of Jay Peak. He brings a unique perspective about Vermont based businesses from his work at the resort and his work on the Governor’s Council of Economic Advisors.  Due to the present expansion plans of Jay Peak, Mr. Stenger brings a current perspective on Vermont development and financing opportunities.

Directors whose terms will expire in year 2012:

ROBERT L. BARNETT, 70, retired as Executive Vice President of Motorola, Inc. in 2005. He previously served as President and Chief Executive Officer, Commercial, Governmental and Industrial Solutions Sector, and President, Land Mobile Products Sector, of Motorola, Inc. from 1995 to 2002. Mr. Barnett is a director of Johnson Controls, Inc., and USG Corporation, and a director and treasurer of the Lincoln Foundation for Performance Excellence.  Mr. Barnett earned Bachelor’s Degrees in Physics and Electrical Engineering from Oberlin College and Case Institute of Technology, respectively, a Master’s Degree in Electrical Engineering from the University of Illinois and a Master’s Degree in Business Administration from Xavier University.  He is a former Senior Baldridge Examiner and a licensed professional engineer. Mr. Barnett has been a director since 1996. He is Chair of the Board’s Compensation Committee and is a member of the Corporate Governance Committee.

Having held top executive roles at Motorola for decades, Mr. Barnett brings tested executive experience to the Board.  Mr. Barnett holds several directorships and brings this knowledge and experience to his work with the Board.  His background in electrical engineering also gives him a practical perspective to the electric utility industry.

ROBERT G. CLARKE, 60, retired as Chancellor of the Vermont State Colleges in June 2009, a position he held since June 2000.  He previously served as the Interim Chancellor from November 1999 to June 2000 and prior to that served as President of Vermont Technical College.  Mr. Clarke is Chair of the Board of Vermont Electric Power Company, Inc. and Vermont Electric Transmission Company, Central Vermont affiliates.  He also serves as a director of the Richard E. & Deborah L. Tarrant Foundation (a charitable giving foundation).  Mr. Clarke earned a Bachelor’s Degree in Occupational Education from Southern Illinois University, a Master’s Degree in Occupational Education from Central Washington State College, and a Doctorate in Administration and Supervision from Lehigh University.  Mr. Clarke has been a director since 1997. He is Chair of the Board’s Audit Committee and is a member of both the Executive and Corporate Governance Committees.

Mr. Clarke brings a unique perspective to the board from his years in higher education.  His directorial work for electric industry entities such as Vermont Electric Power Company affords him first hand knowledge of and an appreciation for the complex regulatory environment in which the Company operates.  Mr. Clarke brings his previous experience as a director of TD Bank and its affiliates as well as his oversight of the Vermont State College’s budget to his work as one of the designated financial experts of the Audit Committee.

WILLIAM R. SAYRE, 60, has served as President of Duncan Hermanson Corporation (real estate investment company) since January 1989.  Mr. Sayre serves as a director of Vermont Electric Power Company, Inc., a Central Vermont affiliate.  He has served as a member of the Vermont Governor’s Council of Economic Advisors, the Governor’s Climate Change Oversight Commission, and the Governor’s Blue Ribbon Commission on Tax Reform.  Mr. Sayre earned a Bachelor’s Degree in Economics from Northwestern University and a Master’s Degree in Business Administration from the University of Chicago.  Mr. Sayre has been a director since 2006 and was appointed Lead Director and Chair of the Board’s Executive Committee in February 2010.  He is also a member of both the Board’s Compensation and Corporate Governance Committees.

Mr. Sayre brings extensive Vermont governmental and regulatory experience having served on numerous state governmental committees and commissions.  Mr. Sayre’s educational background along with his career experiences grappling with state economic development issues allow him to bring a broad business and economic development view to the Board.

Proceedings

To the best of our knowledge, there have been no material proceedings to which any director or officer is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

To the best of our knowledge, during the past ten years, there have been no criminal proceedings and no judgments, injunctions, orders or decrees involving any possibility of enjoining or suspending members of our Board of Directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws or any law or regulation prohibited mail or wire fraud or fraud in connection with any business entity.  With regard to proceedings under the bankruptcy act, USG Corporation, of which Mr. Barnett is a director, commenced Chapter 11 proceedings to confirm a plan of reorganization in June 2011 and exited bankruptcy in 2006.

The election of a director requires the affirmative vote of a plurality (nominees receiving the greatest number of votes will be elected at a meeting at which a quorum is present) of the votes cast by the shares entitled to vote.  All “non-votes” (i.e., shares held by brokers, fiduciaries, or other nominees not permitted to vote due to the absence of instruction from beneficial owners), will be treated as votes not cast and will not have any effect on the outcome of the election of directors.

The Board recommends that you vote “FOR” Item No. 1 relating to the election of directors.

ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is comprised entirely of independent directors, is recommending ratification of its appointment of Deloitte & Touche LLP (“D&T”) as the independent registered public accounting firm for Central Vermont to audit its consolidated financial statements for 2011 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and consultation in connection with various accounting and financial reporting matters.  If the shareholders do not ratify the appointment of D&T, the Audit Committee will take such determination into account in its future selection of independent registered public accountants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 28, 2011 the Audit Committee made a determination to engage D&T to serve as the Company’s independent registered public accountants for the 2011 calendar year.

The firm of D&T, an independent registered public accounting firm, has audited the consolidated financial statements of the Company for 2010.  They have served as the Company’s independent registered public accountants since July 22, 2002.  Representatives of D&T are expected to be present at the Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.

Ratification of the appointment of the independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of holders of a majority of the votes cast on the proposal in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are deemed votes cast and would have the same effect as a vote against ratification.

The Board recommends that you vote “FOR” Item No. 2 relating to the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Central Vermont for the fiscal year ending 2011.

ITEM 3 – NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Central Vermont is requesting our shareholders to provide advisory approval of the compensation of our executive officers, as we have described it in the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 34.

Our compensation philosophy is designed to align each executive’s compensation with Central Vermont’s short-term and long-term performance and to provide compensation that will attract, motivate, and retain key executive officers who are critical to our long-term success.  A significant portion of the executive’s total compensation is directly related to performance; such as total shareholder return, customer service, and other performance factors.  In addition, the Compensation Committee regularly reviews executive compensation versus similar companies, and has consciously limited executive compensation to levels closer to the 25% of median rather than median.  The Committee has also undertaken a compensation and benefits risk plan evaluation based on Institutional Shareholder Services’ risk indicators and best practices, assuring our plans appropriately balance risk and reward.

While this vote is advisory, and not binding on our Company, it will help our Compensation Committee consider investor sentiment regarding our executive compensation philosophy, policies, and practices.  The Board of Directors recommends that you indicate your support for the Company’s compensation policies and procedures for its executive officers, as outlined in the “Executive Compensation” section.

The Board recommends that you vote “FOR” Item No. 3 on a non-binding basis, relating to the overall executive compensation policies and procedures employed by the Company for its named executive officers.

ITEM 4 - NON-BINDING, VOTE TO DETERMINE WHETHER A
SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION SHOULD
BE HELD EVERY (A) YEAR, (B) TWO YEARS, (C) THREE YEARS OR (D) ABSTAIN

We are requesting shareholder input on how often we should submit our executive compensation for approval to our shareholders.  This non-binding, advisory vote provides shareholders the opportunity to indicate whether they prefer an advisory vote on named executive officer compensation once every one, two, or three years (or to abstain from voting).  We are required under the Dodd-Frank Wall Street Reform and Consumer Protection Act to solicit shareholder preferences regarding the frequency of future advisory votes on executive compensation at least once every six years.  Our Board of directors unanimously recommends that we hold an advisory shareholder vote on executive compensation every three years.

The Company’s overall long term success is promoted by our long-term executive compensation approach that encompasses strong and weak economic conditions, industry cycles, and Company results.  Because the Company is regulated, its operations, including compensation and benefits are subject to a rigorous regulatory review and as such the Company’s practices are stable over time.  Accordingly, our Board has concluded that holding an advisory vote on executive compensation every three years should be sufficient to permit shareholders to express their opinions while, at the same time, minimizing the administrative costs of such votes.

As an advisory vote, this proposal is not binding upon our Board of Directors.  Our Board could, if it concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that our Board of Directors will consider the outcome of the vote when determining how often to hold a shareholder advisory vote on our executive compensation.

The Board recommends that you vote “FOR Three Years” on Item No. 4 relating to the frequency of shareholder vote on executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reports prepared and filed with the SEC during 2010 by the directors, officers, and beneficial owners of more than 5% of the Common Stock of the Company and on written representations that no other reports were required, the Company believes its directors, officers, and beneficial owners of more than 5% of the Common Stock of the Company have complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by:

➢	each director;

➢	each nominee for director;

➢	each of the named executive officers in the Summary Compensation Table; and

➢	all the directors, nominees for director, and executive officers as a group as of March 1, 2011.

Name	Total Number of Shares Beneficially Owned (1)	Number of Shares Owned (2)		Stock Options Granted		Percent of Class
Robert L. Barnett	18,394	18,394		0		(1)
Robert G. Clarke	12,805	12,805	(3)	0		(1)
William J. Deehan	40,304	18,127		22,177		(1)
John M. Goodrich	1,408	1,408		0		(1)
Robert B. Johnston (4)	0	0		0		---
Pamela J. Keefe	1,753	1,753		0		(1)
Joseph M. Kraus	72,222	35,158		37,064		(1)
Lawrence J. Reilly	4,699	4,699		0		(1)
Elisabeth B. Robert	680	680		0		(1)
Dale A. Rocheleau	25,505	6,401		19,104		(1)
William R. Sayre	4,554	4,554		0		(1)
Janice L. Scites	12,094	12,094		0		(1)
William J. Stenger	601	601		0		(1)
Douglas J. Wacek	3,461	3,461	(5)	0		(1)
Robert H. Young	317,203	123,678	(6)	193,525		2.4%
All current directors, nominees, and executive officers (17 persons)	535,870	250,873		284,997	(7)	4.0%

No director, nominee for director, or executive officer owns any shares of the various classes of the Company’s outstanding non-voting Preferred Stock.

No director, nominee for director, or executive officer has pledged Company stock as security.

(1)
No director, nominee for director, or executive officer owns beneficially in excess of 1% of the outstanding Common Stock, except for Robert H. Young.  Except as otherwise indicated in the footnotes to the table, each of the named individuals possesses sole voting and investment power over the shares listed.  Percentages are based on 13,365,728 total shares outstanding on March 1, 2011.

(2)
Includes shares awarded as part of the director’s annual retainer under the Restricted Stock Plan for Non-employee Directors and Key Employees (“Restricted Plan”) and under the Omnibus Stock Plan (“OSP”), for Mr. Barnett, 8,994 shares; Mr. Clarke, 7,487 shares; Mr. Goodrich, 1,294; Ms. Robert, 673 shares; Mr. Sayre, 4,554 shares; Ms. Scites, 9,826 shares; Mr. Stenger, 601 shares; and Mr. Wacek, 1,453 shares.  Shares vested on award date.  Also includes 4,699 shares for Mr. Reilly awarded March 1, 2011 with three-year cliff vest from date of award under the OSP and shares that the named executive officers hold indirectly under the Company’s Employee Savings and Investment (401(k)) Plan for Mr. Rocheleau, 581 shares.

(3)	Includes 12,805 shares held jointly with Mr. Clarke’s spouse over which he shares voting and investment power.
(4)
Mr. Johnston represents one of our largest shareholders, Anita Zucker, who owns 852,000 shares and is subject to the restrictions outlined in the agreement between the Company, The Article 6 Marital Trust, Anita G. Zucker, Trustee, and Robert B. Johnston entered into November 7, 2010 in which Mr. Johnston agreed not to take certain actions that could affect control of the Company.

(5)	Includes 1,820 shares held jointly with Mr. Wacek’s spouse over which he shares voting and investment power.
(6)	Includes one share held by Mr. Young’s son over which Mr. Young disclaims beneficial ownership and 1,117 shares held by his spouse over which she has sole voting and investment power.
(7)	All executive officers as a group have rights to acquire 284,997 shares.

Deferred Compensation Plan - Phantom Stock Units

Directors and executive officers also have interests in stock-based units under the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation (“Deferred Compensation Plan”).  Individuals participating in this plan do not have voting power nor the right to acquire shares of stock.  Since these units may not be voted, transferred, or acquired, they have not been represented in the Security Ownership of Management table above.  However, we have noted them here as they represent an economic interest of the directors and executive officers in Central Vermont stock.  As of March 1, 2011, Mr. Barnett held 1,440 units, Mr. Clarke held 2,994 units, Mr. Goodrich held 590 units, Mr. Stenger held 5,440 units, Mr. Wacek held 6,846 units, Ms. Keefe held 6,603 units, and Mr. Rocheleau held 6,536 units.  All directors and executive officers as a group held 47,169 units of phantom stock under the Deferred Compensation Plan.

Security Ownership of Certain Beneficial Owners

Our records and other information available from outside sources indicate the following shareholders were beneficial holders of more than 5% of the outstanding shares of our Common Stock.  The information below is reported in their filings with the SEC.  The Company is not aware of any other beneficial holder of more than 5% of the Company’s Common Stock, as of December 31, 2010.

Name and Address of Beneficial Holder	Total Number of Shares Beneficially Owned		Percent of Shares Outstanding (a)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,143,769	(b)	8.6%
Anita G. Zucker, Trustee of The Jerry Zucker Revocable Trust c/o The InterTech Group, Inc. Post Office Box 5205 North Charleston, SC 29405	852,000	(c)	6.4%

(a)	Based on 13,341,144 total shares outstanding on December 31, 2010.
(b)
Based solely on information contained in an SEC Schedule 13G dated December 31, 2010 and filed
February 2, 2011 by BlackRock, Inc.  According to the report, BlackRock holds 1,143,769 shares and has sole voting and dispositive power over said shares.

(c)
Based solely on information contained in an SEC Schedule 13D dated November 7, 2010 and filed
November 10, 2010 by Anita G. Zucker.  According to the report, Mrs. Zucker holds 852,000 shares and has sole voting and dispositive power over 850,000 shares and shared voting and dispositive power over 2,000 shares.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents

The documents listed below guide us in how we conduct our business and are available on our Website: www.cvps.com, by selecting “Corporate Governance” from the “Investor Relations” menu.  Copies of these documents are also available in print format at no charge by sending a request to Central Vermont Public Service Corporation, Attn: Assistant Corporate Secretary, 77 Grove Street, Rutland, Vermont 05701.

➢	By-laws

➢	Board of Directors Committee Membership

➢	Audit Committee Charter

➢	Compensation Committee Charter

➢	Corporate Governance Committee Charter

➢	Executive Committee Role and Authority

➢	Corporate Governance Guidelines Addendum A - Director Communication Policy and Process

➢	Corporate Governance Director Selection Search Protocol

➢	Director Orientation and Continuing Education

➢	Corporate Ethics and Conflicts of Interest Policy 1-11

➢	Reporting Internal Accounting Complaints

2010 Governance Actions

One of the major duties of the Board of Directors is to select and appoint a Chief Executive Officer who is responsible for the administration of our Company.  In July 2010, at the announcement of President and CEO Robert Young’s retirement in May of 2011, the Board executed its CEO succession plan and the Corporate Governance Committee was delegated responsibility for managing the succession process.  With the assistance of a leading executive search firm, the Corporate Governance Committee conducted a national search for Mr. Young’s successor, including internal CVPS candidates.  The process culminated on February 14, 2011 with the appointment of Lawrence J. Reilly, effective March 1, 2011 as President and CEO.  Mr. Reilly is a director nominee for a term that expires in 2014.  As a result of Mr. Reilly’s long tenure in the utility business in New England, he provides strong industry and strategic background and brings valuable legal, business, regulatory, leadership, and management experience to our Company.  Mr. Reilly will report to Mr. Young, who has been named as Executive Chair until May 2011 to allow for an orderly transition.

Central Vermont is governed by the Board of Directors which is committed to sound corporate governance practices.  The Board regularly reviews corporate governance developments and modifies the charters, guidelines, and practices as warranted.  Some of our corporate governance initiatives include the following actions:

➢	the Board reviewed and adopted a CEO Succession Planning Policy in 2009 and further refined the policy and process in 2010;

➢
the CEO Succession Plan concluded with the appointment of Mr. Reilly as President and CEO effective March 1, 2011, as successor to Mr. Young, who was named as Executive Chair until his planned retirement on May 3, 2011;

➢	the Board reviewed the Corporate Governance Policy: Lead Director;

➢	the Board reviewed Enterprise Risk Management (“ERM”) updates on financial and operating risks at least quarterly;

➢	the Board approved a statement of risk appetite for incorporation into the Company’s Five-Year Strategic Plan;

➢	the Audit, Compensation, and Corporate Governance Committees have each reviewed their respective Charters;

➢	the Board and each of the Committees have met in regularly scheduled non-management executive sessions;

➢	the Audit Committee has met in private sessions with our internal and external auditors in regularly scheduled meetings;

➢	the Compensation Committee has met in private sessions with its compensation consultant in regularly scheduled meetings;

➢	the Board’s Corporate Governance Guidelines and Director Selection Search Protocol have been reviewed and updated;

➢	the Audit Committee reviewed its Corporate Ethics and Conflict of Interest Policy which includes an Anonymous Complaint Reporting System;

➢	the Board reviewed its Director Communication Policy and Process;

➢
each Director and Officer has completed a D&O Questionnaire and Conflict of Interest Certification which requires disclosure of any transactions with the Company in which a director or officer, or any member of his or her immediate family, has a direct or indirect material interest;

➢
the Board has reviewed its director independence criteria and determined that all of its members, and the Director nominees for election in 2011, with the sole exceptions of  Lawrence J. Reilly, who is President and CEO and Robert H. Young, Executive Chair of the Company, meet the “director independence” requirements of Section 10A of the Securities Exchange Act of 1934, the New York Stock Exchange Listing Standards, and any other applicable regulatory authority;

➢	the Board members have taken part in annual board and committee assessments;

➢	the Company has a corporate Website which discloses all of the documents noted above.

Our Board and its standing Committees will continually review our corporate governance practices and update them as appropriate.

Board Leadership

The Board of Directors is responsible for the overall strategic direction and management of the affairs of the Company, risk oversight, and balancing the interests of shareholders, customers, and employees.  The Board delegates to Company Management responsibility for the conduct of the Company’s day-to-day business.  Both Management and the Board adhere to established policies and procedures and strive to deploy best practices in the conduct of the affairs of the Company.

Pursuant to the Company’s By-laws, the Board is comprised of between 9 and 13 persons who shall then be divided into three classes, as nearly equal as possible in number.  With the exception of Mr. Young, our Executive Chair, the Board is composed entirely of independent directors.  Current designated Board Committees are: Executive, Audit, Compensation and Corporate Governance (which also serves as a nominating committee), with each Committee consisting of at least a majority of independent directors.

The determination of whether the roles of Chief Executive Officer and Chair of the Board should be combined or separate is within the Board of Directors’ purview.  The Board intends to appoint an independent director as Chair at its organizational meeting following the annual shareholder meeting.  Until then, the Board has determined that it is in the overall best interests of the Company to combine the role of our retiring CEO, now Executive Chair, with the Chair of the Board.  This combined role promotes efficient development of the CEO successor transition plan and continued successful execution of our strategic plan.

To assure continued Board independence from management, only independent directors are assigned to serve as the Chair of Board Committees.  Moreover, upon the combination of the CEO and Board Chair positions, the Board designated an independent “lead director” with the following duties and responsibilities:

➢	preside at all non-management Executive Sessions of the Board;

➢	meet separately with the Chair/CEO to discuss those matters requested by the Board;

➢	assist the Chair/CEO in setting Board meeting agendas and providing appropriate information flow to the Board; and

➢	facilitate communications among and between the Board and the Chair/CEO.

Furthermore, the Board has designated the Lead Director to Chair the Executive Committee and to serve on the Corporate Governance Committee and the Compensation Committee.  Overall, through these actions, the Board believes it has created a strong leadership structure that effectively serves the interests of shareholders and other stakeholders of the Company.

The Board’s Role in Risk Oversight

The Board’s oversight role includes the oversight of our Company’s risk management system.  The Board has overall responsibility to manage the impact of significant business risks by ensuring that adequate management policies, procedures and controls are in place.

Our enterprise risk management (“ERM”) system is a multi-tiered reporting system which starts from the bottom up to enable us to better understand areas of material risk to our Company.  Throughout the organization appropriate risk owners are designated to prepare reports not only on areas of material risks such as financial, operations, legal and regulatory, environmental, reputational, and strategic risks but also risk management and mitigation strategies.  These reports are received by the Risk Oversight and Compliance Committee (“ROCC”) which is made up of the Company’s Executive Officers and its Internal Audit Manager.

The ROCC reports to the Audit and Corporate Governance Committees on the risk management matters identified in the charter of each such committee, respectively.  It will also report to the Company President.  The Board receives reports from the Audit Committee Chair on financial risks and from the Corporate Governance Committee Chair on business risks for discussion at the Board’s regular meetings.  The Board will review and adjust the Company’s risk management strategies at regular intervals, or as needed.

Throughout the year, the Board has an opportunity to provide feedback and review strategic plan materials.  In the third quarter of each year, the Board holds a strategic planning meeting(s) with management to discuss and review our long-term plan.  Risk management is an important part of the process which addresses the risks and opportunities facing the Company.  At least annually, the Board will review and approve the Company’s five year strategic plan (including risk parameters) and the statement of the Company’s risk appetite.  The ERM process is reviewed at least annually by the Board to monitor program effectiveness and to ensure its continued application and relevance.

Corporate Governance Guidelines and Director Selection Search Protocol

Our Corporate Governance Guidelines describe the general qualifications and characteristics that are desired for the Board as a whole.  The Board Guidelines provide that each director should be chosen without regard to sex, race, religion, or national origin and who is a candidate that enhances the diversity of perspectives, experience and background of the full Board.  The Corporate Governance Guidelines and Director Selection Search Protocol can be found on our Website under Corporate Governance in the Investor Relations section.  Please visit our Website for additional information.  Generally, qualified candidates will have ample experience and a record of business success and leadership, but in general will have:

➢	demonstrated successful senior management leadership, operating and financial experience, and accomplishments;

➢	substantial experience outside the business community;

➢	a view that represents the best interests of the Company’s stakeholders;

➢	the highest personal character and integrity; and

➢	substantial and significant experience that is of particular importance to the Company.

Communication to the Board

Central Vermont has formalized the policy and process to communicate concerns to the Board or to the lead director or non-management directors as a group.  Individuals may write to the Board in care of the Company’s Corporate Secretary’s Office at 77 Grove Street, Rutland, Vermont 05701, Attn. Board of Directors - Communications, or e-mail the Board at the Corporate Secretary’s e-mail address, corpscty@cvps.com with the subject description “Communications.”  Please visit our Website for additional information.

➢
Routine correspondence is handled by the Corporate Secretary’s Office or forwarded to the appropriate department for response.  Communications regarding our financial statements, accounting practices, internal controls, or auditing matters will be processed in accordance with the Code of Ethics described below.  The Company’s “whistleblower” policy prohibits Central Vermont or any of our employees from retaliating or taking any adverse action against anyone for raising a concern (See Code of Ethics below).

Code of Ethics

Our Corporate Ethics and Conflict of Interest Policy 1-11 (“Policy”) is our Code of Ethics that embodies our principles and practices relating to ethical conduct and is applicable to all directors, officers, and employees.  The Policy is available on our Website.  The Policy is available in print to any shareholder who requests it.  The Policy also contains an Anonymous Complaint section which establishes a way for employees, shareholders, and other interested parties to submit confidential and anonymous reports:

➢	concerns relating to the Company’s accounting, internal controls, or auditing matters can be submitted anonymously and confidentially by calling 1-888-883-1499;

➢	concerns relating to the Company’s accounting, internal accounting controls, or auditing matters will be referred to members of the Audit Committee;

➢	other concerns will be referred to the Chair of the CVPS Board of Directors or other Board Committees, as appropriate;

➢	all complaints will be processed by the Risk Oversight and Compliance Committee; and

➢	written acknowledgement will be sent from the Risk Oversight and Compliance Committee upon receipt of a complaint or concern.

We intend to disclose any amendment to, or waiver from, a provision of our Policy that applies to our principal executive officer, principal financial officer, and principal accounting officer that relates to any element of the Code of Ethics definition enumerated in Item 406 of Regulation S-K by posting such information on our Website.  As more particularly described above in the Corporate Governance Documents section, our Website address is www.cvps.com.

Board Independence

The Board has affirmatively determined that all of our current directors and nominee directors, except for Messrs. Young and Reilly, are “independent” directors, with independence being defined consistent with the NYSE rules regarding director independence.

The Board has designated the Lead Director, who is a non-employee director, to serve as the lead director in the non-management executive sessions.

In affirmatively determining whether a director is “independent,” the Board relied, largely, upon the NYSE rules, which generally provide that:

a)
a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- or mother-in-law, son- or daughter-in-law, brother- or sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of Central Vermont, would not be independent for a period of three years after termination of such relationship;

b)
a director who receives, or whose immediate family member receives as an executive officer of the Company, more than $120,000 per year in direct compensation from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount;

c)
a director is not independent if (1) the director is a current partner of, or has an immediate family member who is a current partner of the Company’s internal or external auditor, (2) the director is a current employee of the Company’s internal or external auditor, (3) the director has an immediate family member who is a current employee of the Company’s internal or external auditor and such family member participates in the firm’s audit, assurance or tax compliance practice or, (4) the director or an immediate family member was within the preceding three years a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

d)
a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent for a period of three years after the end of such relationship; and,

e)
a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until a period of three years after falling below such threshold.

In addition to these standards, the Board has adopted a general standard that no director will be considered independent who has any other material relationship with the Company that could interfere with the director’s ability to exercise independent judgment.  Our Corporate Ethics and Conflict of Interest Policy requires that our directors, officers, and employees fully disclose to and receive pre-clearance from the Board prior to serving as a director, officer, partner, or consultant with any organization doing business with us if that organization is significant to the Company.  The Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors (and officers or employees) may have with the Company.

The Board, in applying the above-referenced standards, has affirmatively determined that all of our current directors listed below are independent and have no relationship with the Company, except as directors and shareholders of the Company and are independent within the meaning of the NYSE standards currently in effect:

Robert L. Barnett Robert G. Clarke John M. Goodrich Robert B. Johnston Elisabeth B. Robert	William R. Sayre Janice L. Scites William J. Stenger Douglas J. Wacek

Monitoring and Review

The Board monitors independence status whenever appropriate or at least twice a year.  On an annual basis, each director and executive officer is required to complete a Director and Officer Questionnaire (“D&O Questionnaire”) which requires disclosure of any transactions with the Company in which the individual, or any member of his or her immediate family, may have a direct or indirect material interest.  Both the Audit and Corporate Governance Committees review and discuss the results of this questionnaire and make recommendations to the full Board.  When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, including the responses in the D&O Questionnaire, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.  Similarly, the Audit Committee also reviews and discusses a mid-year Conflict of Interest report using the previously described process.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest and all related party transactions as described in the Board Independence section above.  The Company’s written policies and procedures are more particularly described in the Monitoring and Review section immediately above and in the sections entitled Board Independence.

Under the Company’s Corporate Ethics and Conflicts of Interest Policy as well as its Corporate Governance Guidelines, members of the Board and officers of the Company have a duty to report potential conflicts of interest, including transactions with related persons.  In the course of their reviews, the Audit Committee determined that Central Vermont has transactions in the ordinary course of business with unaffiliated corporations of which some non-employee directors are officers or directors.  Mr. Young is on the Advisory Board of The Chittenden Bank, a division of Peoples United Bank, and Chittenden Bank acts as our depository.  Mr. Goodrich is an officer of Weidmann Electrical Technology, Inc. which receives electric service from Central Vermont under a regulated tariff.  Additionally, Weidmann indirectly provides components used in the manufacturing of transformers used and/or purchased by the Company.  Mr. Sayre is a part owner of the A. Johnson Lumber Co. which receives electric service from Central Vermont under a regulated tariff.  The Company determined that all of the transactions were conducted in the ordinary course of business, at arm’s length, and, in the case of Weidmann Electrical Technology, Inc. and the A. Johnson Lumber Co., at prices and on terms customarily available under the Company’s duly filed tariffs.

Mr. Johnston’s appointment was made in accordance with a limitation agreement between Mrs. Zucker, the trustee of the Article 6 Marital Trust, Mr. Johnston and the Company.  Under the agreement, Mrs. Zucker and Mr. Johnston agreed not to take certain actions that could affect control of the Company.  The complete agreement was filed with the SEC as an exhibit to a Form 8-K on November 7, 2010.

The above mentioned transactions do not violate the Board’s independence standards described above under Corporate Governance Matters - Board Independence.

During the last fiscal year, Central Vermont or its wholly owned subsidiaries or affiliates did not engage in any transaction in which the amount involved exceeded $120,000 and in which any of our directors, any nominee for director, or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer or any of their family members indebted to us or any of our subsidiaries in any amount in excess of $120,000 at any time.

BOARD COMMITTEES

Board and Committee Meetings

During 2010, the Board held eight meetings which included regularly scheduled executive sessions without management participation, and eight special telephone meetings.  The Board selected the Lead Director to preside at each of the non-management executive sessions.  In addition, the Board held seven telephone information sessions.

Central Vermont has standing Executive, Audit, Compensation, and Corporate Governance Committees.  Members of these Committees are appointed by the Board.  These Committees facilitate and assist the Board in the execution of its responsibilities.  Please visit our Website for additional information.

The Board’s Committees met in 2010 as follows: Audit Committee, five meetings; Compensation Committee, six meetings; Corporate Governance Committee, 11 meetings; and Executive Committee, one meeting.  Each director attended at least 91% of the aggregate of all meetings of the Board and Committees of which he or she was a member.  In accordance with our Corporate Governance Guidelines, each director is expected to attend the Annual Meeting.  The 2010 Annual Meeting was attended by all of the then seated directors with the exception of Messrs. Goodrich and Stenger who were both excused from attending due to long-standing prior commitments.

On the date of this Proxy Statement, the members of the Board, and the Committees of the Board on which they serve, are identified below.  The Board has determined that all of our non-employee directors are independent and financially literate.
	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
Outside Directors Independent
Robert L. Barnett		Chair	X
Robert G. Clarke	Chair *		X	X
John M. Goodrich	X
Robert B. Johnston		X
Elisabeth B. Robert	X*
William R. Sayre, Lead Director		X	X	Chair
Janice L. Scites		X
William J. Stenger		X
Douglas J. Wacek	X *		Chair

Inside Director
Robert H. Young, Chair 1				X **

(1)	If requested by the Audit, Compensation or Corporate Governance Committees, Mr. Young may also attend any of the committee meetings.

*     Audit Committee Financial Expert

**   Membership required by the By-laws.

Audit Committee

The Audit Committee, which is comprised of independent directors, assists the Board in fulfilling its oversight responsibilities for financial matters.  The Audit Committee has a written charter which details its role and responsibilities.  Please visit our Website for additional information.  The Committee’s responsibilities include, among other duties, to:

➢	review and report to the Board after each Audit Committee meeting on the findings and recommendations of the Company’s independent registered public accountants;

➢	review and report on the Company’s internal audit procedures;

➢	review and report on examinations by regulatory authorities;

➢	review and report on matters having a material effect on Central Vermont’s financial operations; and

➢	review updates on emerging accounting and auditing issues provided by the independent registered public accountants and management to assess their potential impact on the Company.

Additionally, the Committee has ultimate authority and responsibility to appoint, retain, compensate, and evaluate, and where appropriate, replace the independent registered public accountants.  The Chair of the Audit Committee reports to the Board after each Audit Committee meeting.

The Board has determined that all of the Audit Committee members are independent within the meaning of SEC regulations and the listing standards of the NYSE and three members, Ms. Robert and Messrs. Clarke and Wacek, qualify as “Audit Committee Financial Experts” as defined by the SEC regulations.  None of the Audit Committee members serve on more than three audit committees of publicly traded companies.  The Audit Committee Report can be found at page 28.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Barnett, Johnston, Sayre, and Stenger and Ms. Scites.  In 2010 only independent directors served on the Compensation Committee.  None of those Committee members who served during 2010 has ever served as an officer or employee of Central Vermont, its subsidiaries or affiliates.  None of our executive officers serve as a member of the board of directors or compensation committee of any company that has an executive officer serving on our Board of Directors or Compensation Committee.  Mr. Young, who serves as Executive Chair effective March 1, 2011, and previously served as President and Chief Executive Officer, is not a member of the Compensation Committee and cannot vote on matters decided by that Committee.  Mr. Young has participated in the discussions and decisions regarding salaries and incentive compensation for executive officers of the Company reporting to him.  However, Mr. Young has been excluded from discussions regarding his own salary and incentive compensation.

Compensation Committee

The Compensation Committee is responsible for reviewing and making decisions or recommendations to the Board concerning the compensation of executive officers and directors of Central Vermont.  The Compensation Committee has a written charter which details its role and responsibilities.  Please visit our Website for additional information.  The Compensation Committee regularly evaluates its Charter in order to ensure timely compliance with regulatory requirements.  The fundamental responsibilities of our Compensation Committee are to:

➢	review the executive compensation levels and recommend base salary, annual incentive and long-term incentive opportunity levels for executive officers to the Board for their approval;

➢
provide guidance to management on whether compensation arrangements for our executive officers incentivize unnecessary and excessive risk taking; and, perform, at least annually, a Compensation and Benefit Plan risk evaluation and report results to the full Board;

➢	administer an annual CEO performance evaluation;

➢	review the CEO evaluations of the other executive officers’ annual performance;

➢	propose the level of payout for individual performance in the annual incentive plan to the Board for their approval;

➢	conduct an annual performance evaluation of the Compensation Committee’s activities and periodic assessment of the adequacy of its Charter;

➢	review and propose the design of the benefit programs which pertain to executive officers of the Company and recommend to the Board for their approval;

➢	propose changes to or adoption of qualified benefit plans to the Board for their approval;

➢
determine executive officer employment agreements, severance arrangements, and change-in-control provisions/agreements, in each case as, when, and if appropriate, and any special supplemental benefits;

➢	review director compensation guidelines and levels and recommend to the Board for their approval; and

➢	monitor stock ownership status and guidelines for officers and directors.

The Compensation Committee annually reviews and approves corporate goals and objectives with respect to total direct compensation such as base salary and incentive performance plans (both annual and long-term) of the CEO and other executive officers, evaluates their performance against these goals and objectives and sets the executive officers’ total compensation.  The processes and procedures in this regard are detailed in the Compensation Discussion & Analysis (the “CD&A”) beginning on page 34.  Our full Board makes the final decisions regarding CEO direct compensation.  The Chair of the Compensation Committee reports to the Board after each Compensation Committee meeting.  The Compensation Committee Report can be found at page 45.

Role of Compensation Committee Consultant

The compensation consulting firm used by the Compensation Committee is Mercer LLC.  Mercer is retained directly by the Compensation Committee and has helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee’s responsibilities.  Mercer does not conduct any other work for the Company with the exception of certain salary surveys more particularly described in the CD&A on page 34.  In this regard, Mercer advises and assists the Compensation Committee to:

➢	determine the appropriate objectives and goals of our executive and director compensation programs;

➢	design compensation programs that fulfill those objectives and goals;

➢	establish external and internal equity of our executive officers’ total compensation and the primary components of that compensation;

➢	evaluate the effectiveness of our compensation programs;

➢	identify appropriate pay positioning strategies and pay levels in our executive compensation program; and

➢	identify comparable companies and compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

The Compensation Committee has retained Mercer as an outside advisor to provide information and objective advice regarding executive compensation.  However, all of the decisions with respect to our executive compensation are made by the Compensation Committee and the Board.  Mercer may, from time to time, contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that our executive officers also receive.

The Compensation Committee has also retained Towers Watson & Co. to serve as actuarial and benefits consultant.

Corporate Governance Committee

The Corporate Governance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company.  As part of its duties, it reviews potential candidates and recommends nominees for directors to the Board for approval, assesses the size, structure and composition of the Board and its committees and coordinates Board and committee self-assessments, oversees the administration of the CEO selection process in accordance with the CEO Succession Planning Policy, and oversees the administration of the Company’s Enterprise Risk Management (“ERM”) Process.

The Corporate Governance Committee acts as the screening and nominating committee for the Board of Directors and will consider recommendations by the shareholders for nomination as directors.  The Committee may use the services of a professional search firm.  The same process is used for all candidates regardless of the source of the nomination.  The Corporate Governance Committee has a written charter which details its role and responsibilities.  Please visit our Website for additional information.  The fundamental responsibilities of our Committee are to:

➢	oversee selection and development of the succession planning process for directors;

➢	oversee selection and development of the succession planning process for the CEO;

➢	provide the Board with quarterly reports relating to business risk in accordance with the ERM process;

➢	develop qualifications and criteria for selecting and evaluating director-nominees;

➢	consider and propose director-nominees for election at the Annual Meeting of Shareholders;

➢	select candidates to fill Board vacancies as they may occur;

➢	make recommendations to the Board for Committee membership;

➢	review and monitor corporate governance guidelines and procedures;

➢	consider independence of each director and nominee for director;

➢	advise the Board regarding the adoption of Central Vermont’s policies and programs related to Corporate Governance issues; and

➢	administer the Board and the Corporate Governance Committee’s self-assessment and share the results with the full Board for discussion.

The Chair of the Corporate Governance Committee reports to the Board after each Committee meeting.

Executive Committee

The Executive Committee, which is comprised of independent directors and our CEO, has substantially all the powers of the Board in the management of the business and affairs of the Company between meetings of the Board.  The Committee acts for the Board when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board.  The Executive Committee’s responsibilities are described in our By-laws.  Please visit our Website for additional information.  The Chair of the Executive Committee reports to the Board after each Executive Committee meeting.

Director Orientation and Continuing Education

All new directors are given an orientation program, including briefing sessions from members of senior management on Central Vermont’s accounting policies, financial reporting, operations, industry practices, and key regulatory issues.  We also provide additional formal and informal continuing education opportunities to directors that include corporate governance issues, utility accounting, power supply operations and strategy, executive compensation, strategy reviews, visits to Company facilities, and business briefings.  Among the topics covered under the education program in 2010 were: VELCO/VT Transco ratemaking, balance sheet and income statement treatment; the Company’s transition to International Financial Reporting Standards; XBRL implementation update; Rabbi Trust update; consolidation of variable interest entities; CVPS SmartPower program financial controls; and a technical update on the impacts of any proposed or recently issued accounting guidance.

AUDIT COMMITTEE MATTERS

Audit Committee Membership

All members of the Audit Committee are independent as defined in the NYSE listing standards applicable to Audit Committee members.  The Board has determined that Ms. Elisabeth B. Robert and Messrs. Robert G. Clarke and Douglas J. Wacek are the designated audit committee financial experts as defined under the rules of the SEC.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control and disclosure controls.  In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accountants, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent registered public accountants report to the Audit Committee and the Chair of the Audit Committee reports to the Board at each regularly scheduled meeting, or as necessary.  The Audit Committee has the sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90, and by Rule 2-07 of Regulation S-X, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent registered public accountants their independence from the Company and its management.  In concluding that the independent registered public accountants are independent, the Audit Committee determined, among other things, that the non-audit services provided by Deloitte & Touche LLP (as described below) were compatible with their independence.  Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to avoid compromising the independence of the independent registered public accountants, such as prior Audit Committee approval of non-audit services and required audit partner rotation.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accountants the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act.  The Audit Committee periodically meets with the internal auditors and independent registered public accountants, with and without management present, and in private sessions with members of senior management (such as the Chief Financial Officer, Controller, and the Director of Internal Audit) to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Audit Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.  The Audit Committee members have also appointed the Company’s independent registered public accountants, subject to shareholder ratification, for 2011.

AUDIT COMMITTEE MEMBERS: Robert G. Clarke, Chair John M. Goodrich Elisabeth B. Robert Douglas J. Wacek

Services Performed by the Independent Registered Public Accountants

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accountants may be pre-approved.  These services may include audit services, audit related services, tax services, and other services.

The Audit Committee determines from time to time permitted services that have their general pre-approval.  Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget and annual review.  The Chief Financial Officer reviews all requests for services to be provided by the independent registered public accountants to determine whether such services are included within the list of services that have received the general pre-approval or requires specific pre-approval by the Audit Committee.  The Chief Financial Officer shall consult as necessary with the Chair of the Audit Committee in determining whether any particular service has been pre-approved.

At each regularly scheduled Audit Committee meeting the Chief Financial Officer presents a report summarizing the services performed by the independent registered public accountants for the year.  Audit-related services in the amount of $0 for 2010 and $15,564 for 2009 and Tax services in the amount of $0 for 2010 and $0 for 2009 were provided through the general pre-approval process.  The Audit Committee has determined such services are consistent with SEC rules on auditor independence.  A service which has not received general pre-approval will require specific pre-approval by the Audit Committee before the service can be provided by the independent registered public accountants.  The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee, who must report to the Audit Committee at its next scheduled meeting any services so approved by him.  All services performed by the independent registered public accountants had been pre-approved under the general pre-approval process or under the specific pre-approval process.

The Audit Committee pre-approves all services performed by the independent registered public accountant, in part to assess whether the provision of such services might impair the independent registered public accountant’s independence.  The Audit Committee’s policy and procedures are as follows:

➢
The Audit Committee approves the annual Audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The Audit Committee may also pre-approve other audit services, which are those services that only the independent registered public accountant reasonably can provide.  Since 2004, audit services have included internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.

➢
Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent registered public accountant.  The Audit Committee believes that the provision of these services does not impair the independence of the independent registered public accountant.

➢
Tax services. The Audit Committee believes that, in appropriate cases, the independent registered public accountant can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.

➢
The Audit Committee may approve Other services to be provided by the independent registered public accountant if (i) the services are permissible under SEC and Public Company Accounting Oversight Board rules, (ii) the Audit Committee believes the provision of the services would not impair the independence of the independent registered public accountant, and (iii) management believes that the auditor is the best choice to provide the service.

For each engagement, management provides the Audit Committee with information about the services and fees sufficiently detailed to allow the Audit Committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the registered public accountant.

After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.

Independent Registered Public Accountant Fees

The following table shows the fees incurred for services rendered by Deloitte & Touche LLP, the Company’s independent registered public accountant, in 2010 and 2009.  All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy.

	Fiscal Year Ended
	2010	2009
Audit Fees (1)	$943,500	$986,300
Audit Related Fees (2)	77,300	76,000
Tax Fees (3)	183,000	0
All Other Fees (4)	47,300	16,700
Total Fees	$1,251,100	$1,079,000

(1) Includes annual audit of financial statements including Sarbanes-Oxley 404 attestation, review of quarterly financial statements, and other services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.

(2) Includes fees for attestation service including comfort letters and consents associated with external filings.

(3) Includes fees for tax planning and tax consulting.

(4) Includes fees related to training presented by Deloitte & Touche LLP and fees associated with the ARRA grant requirements.

In considering the nature of the services provided by the independent registered public accountants, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with the independent registered public accountants and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002.

DIRECTORS’ COMPENSATION

The Compensation Committee annually reviews the directors’ compensation and makes its recommendation to the full Board for approval.  The Compensation Committee believes that the directors’ compensation is aligned with Central Vermont’s performance on both a short-term and a long-term basis and that our compensation philosophy assists in attracting and retaining qualified individuals to serve as directors.  In order to determine the appropriate level and structure of director compensation, the Compensation Committee hired an independent consultant, Mercer, as described in the Corporate Governance Matters section entitled “Role of Compensation Committee Consultant” on page 26, to obtain advice and information on how to structure a compensation package for directors.

In considering Board compensation, the Compensation Committee used information regarding pay practices at other public utility companies.  In determining the reasonableness of compensation, the Committee was provided with compensation levels of directors of those companies described in the “Benchmarking” section of the CD&A Discussion on page 37.  In setting the Boards’ compensation, the Compensation Committee considered the significant amount of time that directors spend fulfilling their duties and the skill level required of Board members.

The key elements of Central Vermont’s non-employee director compensation are:

➢	a cash retainer;

➢	equity-based grants; and

➢	Independent Board Lead Director and Committee Chair cash retainers.

After a review of the foregoing, the Compensation Committee recommended that all non-employee directors be compensated for the fiscal year-ended 2010 as follows:

Annual cash retainer as Independent Chair of the Board of Directors	$35,000
Annual cash retainer as a director	$15,000
Annual Common Stock retainer as a director	$27,500
Annual cash retainer as Lead Director	$7,000
Annual cash retainer as member of Executive Committee	$500
Annual cash retainer as Chair of Audit Committee	$7,000
Annual cash retainer as Chair of Compensation Committee	$5,000
Annual cash retainer as Chair of Corporate Governance Committee	$5,000
Annual cash retainer as Chair of any other standing Committees	$3,000
Fee for each meeting of the Board of Directors and of each Committee attended	$1,000
Fee for each telephone meeting attended	$500
Reasonable expenses	---

As Executive Chair, Mr. Young receives no compensation for serving on the Board or any of its Committees.

Directors are compensated in two installments (both cash and equity components of the retainer) paid as close as practicable to the last business day of April and October.  Stock is issued only in whole shares and any remaining balance is paid in cash.

As noted in footnote 2 to the Directors’ Compensation Table all of the then current directors were awarded Common Stock on April 30, 2010 and October 29, 2010 with the exception of Ms. Robert who was elected in May 2010 and as such not eligible to receive the April 30, 2010 installment and Mr. Johnston who was appointed a director in November 2010 and therefore not eligible to receive either installment.

Stock Ownership Requirements

It is the Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the Board and Central Vermont’s shareholders.  In 2010 the Corporate Governance Guidelines required directors to own at least 4,000 shares of Central Vermont’s Common Stock within five (5) years of election.  This level represents a dollar value of approximately 3.5 times their annual stock retainer.  Each of our current directors meets the requirement with the exception of Mr. Goodrich and Ms. Robert who were elected in May 2010, and Mr. Johnston who was appointed to the Board November 2010.  Messrs. Goodrich and Johnston and Ms. Robert will have until 2015 to comply with the stock ownership requirement.  Mr. Young meets the stock ownership guidelines for executive officers as described on page 45.  The stock ownership guidelines and director holdings are reviewed annually by the Compensation Committee and on January 10, 2011 the Board, at the recommendation of the Compensation Committee, increased director’s stock ownership requirement to 6,000 shares of Central Vermont Common Stock.

Contracts

Each director is a party to an indemnification agreement that assures a director of indemnification and advancement of expenses to the fullest extent permitted under Vermont Law and our Articles of Association.

Deferred Compensation Plan Other Benefits

Certain of the directors have elected to defer receipt of all or a portion of their retainers pursuant to the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation (the “Deferred Compensation Plan”), as described in the CD&A under the section entitled “Deferred Compensation” on page 43.  Deferred compensation is included in the appropriate column in the Directors’ Compensation Table (b) and/or (c) as earned but has not yet been paid.

DIRECTORS’ COMPENSATION TABLE

The following table summarizes the compensation paid by the Company to our non-employee directors during 2010.

(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($) (1)		Stock Awards ($) (2)		Options Awards ($)	Non-Stock Incentive Plan Compen- sation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Robert L. Barnett	$45,531		$27,469		$0	$0	$0	$0	$ 73,000
Robert G. Clarke (4)	56,500		27,500	(3)	0	0	0	0	84,000
John M. Goodrich	32,031	(3)	27,469		0	0	0	0	59,500
Robert B. Johnston	4,500		0		0	0	0	0	4,500
Elisabeth B. Robert	21,514	(5)	13,736		0	0	0	0	35,250
William R. Sayre (4)	54,531		27,469		0	0	0	0	82,000
Janice L. Scites	31,531		27,469		0	0	0	0	59,000
William J. Stenger	30,000		27,500	(3)	0	0	0	0	57,500
Douglas J. Wacek (4)	52,000	(3)	27,500	(3)	0	0	0	0	79,500

Note: Mr. Young is an employee-director. His compensation is reflected in the Summary Compensation Table.

(1)	Includes meeting fees, cash portion of Annual Retainer(s), and Chair retainers.
(2)
On April 30 and October 29, 2010 all eligible directors were granted their annual stock retainers at a total value of $27,469.  The total number of shares issued to non-employee Board members in 2010 was 5,849 shares.  Certain directors elected to defer their stock retainers pursuant to the Deferred Compensation Plan and as such the value shown may differ slightly.

(3)	Includes deferred compensation values in 2010 as follows: for Mr. Clarke $27,500, for Mr. Goodrich $12,000, for Mr. Stenger $27,500, and for Mr. Wacek $47,500.
(4)
The following amounts are not included in the Directors’ Compensation Table above and are paid by our affiliate, Vermont Electric Power Company (“VELCO”) to the four directors (Messrs. Clarke, Sayre, Wacek, and Young) representing Central Vermont on their Board.  Mr. Young is an employee-director and his VELCO compensation is reflected in his base salary in the Summary Compensation Table. Directors of VELCO are paid an $8,000 annual retainer plus $1,000 for each meeting attended in person and $500 for meetings attended via phone; for additional meetings held the same day, directors are paid $500 if attended in person and $250 if attended via phone.  Mr. Wacek as Chair of the VELCO Pension Trust Committee is paid an annual retainer of $2,000.  The Chair of the VELCO Board of Directors, Mr. Clarke, also receives an annual retainer of $38,500.

(5)
Does not include fees totaling $7,500 for meetings attended while an advisory director or a retainer amount totaling $6,250 paid pursuant to a Consulting Agreement entered into in consideration of Ms. Robert’s service on the Board as an advisory director until May 2010 when the shareholders elected her as a director.  As an advisory director she had no vote with respect to matters acted on by the Board nor was her presence counted for purposes of determining a quorum.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) addresses the following topics:

➢	overview of the Compensation Committee;

➢	our compensation philosophy, policies and objectives;

➢	setting executive compensation;

➢	the elements of our executive compensation program;

➢	the compensation and benefit risk evaluation;

➢	our compensation decisions and reasoning for 2010 and for the first quarter of 2011; and

➢	our benefits, stock ownership guidelines, and tax matters.

Overview of Compensation Committee

The Compensation Committee of the Board of Directors is comprised of five directors, all of whom are independent directors under the standards established by the NYSE, all of whom qualify as an “outside director” pursuant to the criteria established by the Internal Revenue Service, and as a non-employee “director” pursuant to criteria established by the SEC.  The Compensation Committee operates under a written charter adopted by the Board and reviewed annually.  The Compensation Committee’s role and responsibilities are fully described in the Corporate Governance Matters section of the Proxy Statement.

Committee Meetings

The Compensation Committee Chair works with outside compensation consultants and representatives from our Human Resources Department (“HR”) to establish the meeting agenda.  Typically, Compensation Committee meetings include the consultants, representatives from HR, and the CEO.  The Compensation Committee regularly meets in executive session without Company management.

Each member receives and reviews detailed materials in advance of each meeting.  These materials include information that the Chair, consultants, and HR representatives believe will be helpful to the Compensation Committee (such as compensation benchmarking and performance trends for CVPS and other companies) as well as materials that have been specifically requested by the Compensation Committee and are prepared by the consultant and HR representatives.  The CEO provides information related to the performance of the executive officers and may also recommend base salary increases within guidelines established by the Compensation Committee and Board in consultation with our consultants as mentioned below.  Management provides recommendations regarding incentive plan designs and long-term strategic outcomes, related strategies, and performance measures for the Compensation Committee’s consideration.

Committee Consultants

The Compensation Committee has been using independent outside compensation consultants for executive compensation for over 18 years.  Since 2004, the Compensation Committee has engaged Mercer LLC to advise it on executive and director compensation to ensure our pay practices are generally aligned with prevailing industry standards.  Mercer presents information on general and electric utility industry compensation trends, in addition to the benchmarking described below.  The Committee exercises its independent judgment utilizing this information as background.  See Corporate Governance Matters section entitled “Role of Compensation Committee Consultant” on page 26.  With the assistance of its consultant, the Compensation Committee reviews its plans each year to assure that it competitively pays and rewards executives and directors to act in the best interest of the shareholders, customers, employees, and constituents.  Mercer reports directly to the Compensation Committee and does not do any other work for the Company.

Mercer’s role is augmented by Towers Watson & Co., which is the Company’s benefit consultant and actuary.  Towers Watson reports to the Compensation Committee on executive benefit matters including the design of the change-in-control and of the retirement programs.  The Company does not engage in consulting services for employee compensation; however, it does purchase a number of salary surveys for non-executive positions from a variety of sources including, but not limited to, Mercer, Towers Watson and HayGroup.

➢	We Focus on Outcomes Related to Our Strategic Plan - Performance measures are tied to achievement of outcomes targeted by our strategic plan, including our 2010 “vital few” objectives to:

1.	Cost-effectively exceed Service Reliability Standards and meet customers’ changing expectations;

▪	improve our understanding of customer expectations through market research and planning

2.	Improve financial strength;

▪	enhance shareholder value by improving allowed and earned ROE

▪	maintain investment grade status

▪	amend and extend alternative regulation plan

3.	Achieve SmartPower and other technology plan milestones while managing risks;

▪	within scope, schedule and budget

▪	while engaging customers and other stakeholders

4.	Ensure future energy supply consistent with Vermont’s preferences; and

▪	develop portfolio alternatives, including renewables, for regulatory review

5.	Seize opportunities to improve Central Vermont’s culture.

▪	Ensure Central Vermont employees are fully engaged, work safely and demonstrate Central Vermont values

➢
Compensation Should be Competitive but also Reasonable and Responsible - It is essential that the Company’s overall compensation levels reflect the value of the job in the marketplace and be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results without taking undue risk.  At the same time, however, we believe that compensation should be set at a responsible level.  Our executive compensation programs are intended to be consistent with the Company’s constant focus on balancing cost, performance and risk.

➢
We Believe in a Pay-for-Performance Culture - At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance.  This philosophy has guided many compensation-related decisions:

•	a substantial portion of executive officer compensation is contingent on, and variable with, achievement of short- and long-term corporate objectives and/or individual performance objectives;

•
the Compensation Committee annually reviews the specific measures, weights, and level of stretch for each of our performance measures compared to our historic performance and other utilities’ performance where appropriate;

•
the incentive measures for executives and employees are based on the Company’s strategic plan and balanced scorecard, and are monitored through results reviews and the Company’s Enterprise Risk Management Program to assure the compensation plan does not incent inappropriate risks;

•
100% of our long-term compensation is performance based and pays out in the form of performance shares of Central Vermont Common Stock only when pre-defined and objective measurable performance criteria are achieved;

•
we do not have any special employment or severance agreements with any of our executive officers.  (However, executive officers do have Change-In-Control (“CIC”) Agreements (see “Change-In-Control” section on page 43 for further explanation) and are covered under the Company’s Layoff Policy which covers all employees);

•	we regularly monitor the relationship between executive pay levels and corporate performance at Central Vermont compared to other electric utilities; and

•	the Committee at its discretion has maintained officer compensation closer to the 25th percentile rather than median of our peer company comparisons.

➢
Compensation and Performance-Based Pay Reflect Position and Responsibility - Total compensation and accountability generally increase with higher position and greater responsibility because those individuals are more able to affect the Company’s results.  Consistent with this philosophy:

•	total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives;

•	as position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay, contingent on the achievement of performance objectives; and

•
equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on achieving key long-term objectives and Total Shareholder Return.

This is shown by the percentage of overall compensation for 2010 for fixed versus variable pay based on performance at target levels for each level of officer.

	% Fixed	% Variable (at target) based on performance		Target Compensation
	Base Salary	Annual Plan	Long-Term Plan	Total
Chief Executive Officer	46%	23%	31%	100%
Senior Vice President	59%	18%	23%	100%
Vice President	65%	16%	19%	100%

➢
Compensation Disclosures are Clear and Complete - We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English.  We believe that compensation disclosures should provide all of the information necessary to permit shareholders to understand our compensation philosophy, our compensation-setting process and how much our executives are paid.

Setting Executive Compensation

Determining Total Targeted Compensation Levels

We are guided by the compensation philosophy described above to establish targeted total compensation levels for each executive officer.  Total compensation is comprised of base salary, an annual Management Incentive Plan (“MIP”) and a three-year Long-term Incentive Plan (“LTIP”).  The level of each component of compensation is determined by the Compensation Committee based on a variety of factors as described below including the comparison of base salaries, total target and actual cash compensation (base salary plus target or actual annual incentives), and total target and actual compensation (total cash compensation plus the present value of long-term incentive grants of contingent performance shares of Central Vermont Common Stock) to the market through our annual benchmarking process.

Benchmarking

It is the policy of the Compensation Committee to recommend total compensation (by component) for approval by the full Board for the CEO and other officers that approaches with discretion the 50th percentile or less of compensation of similar positions in energy companies, adjusted to reflect the size of the Company as represented by revenues.  Currently, all of the executive officers compensation are below the 50th percentile.  Although we recognize that our compensation practices must be competitive in the marketplace, we do not believe that it is appropriate to establish compensation levels solely based on benchmarking.  The Committee applies discretion considering historical compensation levels, the relative compensation levels among the Company’s executive officers, and individual performance.  The Committee also considers industry conditions, the broader economy, the financial strength of the Company, and the overall effectiveness of our compensation program in achieving desired performance levels.

During the annual benchmarking process, we review the compensation levels of our executive officers against two primary external benchmarks identified by our outside compensation consultant, Mercer - see section on “Committee Consultants” for more details.  Mercer then provides us with information regarding compensation programs and compensation levels at the 25th, 50th, and 75th percentile of the two external benchmarks, described below.

The first benchmark is a study group of public utility companies.  The companies in this group are: Cleco Corporation; Idacorp, Inc.; El Paso Electric Company; MGE Energy, Inc.; Empire District Electric Company; and Unitil Corporation;.  In 2009, two companies (Florida Public Utilities and Commerce Energy) were acquired and removed from the peer group.  In 2010 for setting 2011 compensation, the Committee and consultant expanded this peer group to also include ITC Holdings Corp. and Chesapeake Utilities Corp. The study group companies were chosen based on the following criteria:

➢	industry classification (utilities and related industry Standard Industry Classification (“SIC”) codes 4911-4991);

➢	applicable sub-industry (electric or combined electric/gas utilities);

➢	net Revenues (relative to guideline range of approximately 1/3 to 3 times CVPS’s revenues); and

➢	applicable business model (operations focused on electric transmission and distribution).

The second external benchmark is obtained using published compensation survey information.  The primary survey used in this analysis is the Mercer Total Compensation Survey for the Energy Sector, which reports the compensation levels for benchmark positions in the energy industry.  The survey has over 250 participating organizations from various segments of the energy industry.  Central Vermont’s senior executive positions are matched to survey benchmarks on a functional basis (i.e., having similar responsibilities and duties), and annual revenue scopes are used to tailor the companies considered for that functional basis.  Annual revenue scope cuts are selected with the intent that the annual revenue of Central Vermont approximates the median annual revenue of the range of companies in the benchmarking subset.  The range selected for each position varies based on the number of companies reporting information for that position (i.e., the fewer companies, the wider the range must be to ensure a large enough sample of organizations).

To remain consistent from year to year, we use these two compensation benchmarks in addition to broader industry trend analyses in our annual marketplace review.  The specific companies included in each group may change based on their size, relevance or other pertinent factors.

In addition the Committee reviews a financial performance benchmarking study and pay-for-performance review against the public utility peer group identified by Mercer.  This analysis is used by the Committee to verify if our pay-for-performance structure is working as intended.

Elements of Our Executive Compensation Program

The total executive compensation program is comprised of:

➢	a base salary based on benchmarking to energy companies of our size and an individual’s qualifications, experience, and proven performance;

➢	an annual Management Incentive Plan with awards based on performance for the year;

➢	a Long-Term Incentive Program with awards based on the value we deliver to our shareholders and customers over time; and

➢	a competitive benefit program.

Each of these is described below.

Base Salary

The Compensation Committee compares the base salary of each executive officer with that of executive officers in the appropriate peer group as outlined in the benchmarking section above.  Within this range, the salary is determined based on the Committee’s consideration of various factors including an evaluation of the individual’s qualifications, experience, proven performance, internal equity among executives, the current financial condition of the Company, and the regulatory and external environment.  The CEO makes compensation recommendations to the Committee for the executive officers who report to him.  None of the executive officers are present at these deliberations.  Within parameters set by the Committee and the Board, and considering overall CEO performance factors, the Board Chair (or the Lead Director, if the CEO is also the Board Chair) recommends to the Committee the base salary for the CEO, who does not participate in the Committee’s deliberations concerning his own compensation.  The Board approves each of the executive officer’s base salary including the CEO.

Management Incentive Plan (“MIP”)

Our executive officers participate in the Company’s annual MIP.  The purpose of the MIP is to focus the efforts of the executive team on achieving challenging annual performance objectives.  It is designed and intended to:

➢	help improve customer service, financial, process improvement, and employee-related performance of the Company;

➢	attract and retain highly qualified executives;

➢	enhance the mutual interest of customers, shareholders, other constituents, and eligible officers of the Company; and

➢	appropriately balance performance and risks through the use of a balanced scorecard and capping maximum performance at twice target.

In addition, this Plan supports the Company’s performance-oriented culture by having a portion of cash compensation “at-risk” based on performance.  When actual performance reaches or exceeds the annual performance objectives specified at the beginning of the year, an incentive payment is earned and awarded early the following year.  A well-directed MIP, in conjunction with competitive salaries, provides a level of cash compensation that is competitive with the market and fully rewards the skills and efforts of the executives.  Our Company’s annual plan uses cash to reward performance achieved since it is a common practice to use cash for annual plans and stock for long-term plans.

Starting in 2006, the MIP consists of two measurements:  the Company Balanced Business Performance weighted 80%; and Individual Performance, at the discretion of the Board, weighted 20% for each of the officers with target performance tied to Company Balanced Business Performance.  The MIP performance measures are described below.

Company Balanced Business Performance.  Includes a set of corporate performance measures that appropriately balances performance and risks across the following four categories:

➢
customer (progress toward meeting and exceeding our customer service and reliability standards as set by the Vermont Public Service Board; our customers’ level of satisfaction relative to all other electric utilities in the East Region as measured annually by J.D. Power & Associates; and Vermont leaders’ opinions of the Company on key issues as measured in even numbered years by David Schaefer & Associates or by large commercial and industrial customers’ satisfaction as measured by Metrix Matrix in odd numbered years);

➢	financial (earnings and reducing gap between earned return on equity (ROE) and allowed ROE);

➢	process improvement (a measure of key process improvement initiatives appropriate for the year); and

➢	employee measures (key questions from our employee survey and safety measures).

Each year the Compensation Committee and the Board review our strategic plan and all of its performance measures.  They choose a subset of these measures to include in the Company’s balanced business scorecard for the Management Incentive Plan and a subset of these for the employee incentive plan.  This subset is chosen to focus the Company on critical measures that are measurable with objective, quantifiable data.  For each performance measure, the threshold payout (or minimum standard) is set with a probability of 90%, target payout is set with a probability of 50%, and maximum payout with a probability of 10%.  All of these measures are data-driven and a subset is tied to the Company’s Enterprise Risk Management program overseen by the Board of Directors to assure the program does not incent inappropriate risks.  The Committee monitors actual performance over time to assure the appropriate stretch in setting performance goals.

Individual Performance.  Based on the advice and recommendation of the CEO for officers reporting to him, the Committee and the Board evaluate individual officer performance compared to performance objectives set early in the year, and also evaluate the performance of the CEO versus his performance objectives.  Key performance objectives from the Company’s Strategic Plan and of each officer’s teams are incorporated into the officer’s performance objectives.  These objectives are organized to cover the following areas: accountability, empowerment, strategy, personal leadership, and teamwork.  Specific sub-objectives and weightings for each of the objectives are set for each officer at the beginning of the year.  The rating for each officer’s individual performance is at the full discretion of the Board.

The level of potential payout under the MIP has remained the same since 2006 and is based on a benchmark of the incentive levels of officers employed by the peer groups described above.  The range of payout based on performance is:

	% of Salary Payout
Position	Threshold	Target	Maximum
Chief Executive Officer	0%	50%	100%
Senior Vice President	0%	30%	60%
Vice President	0%	25%	50%

The maximum payout is capped at target if the Company does not meet its pre-established customer service and reliability standards or its financial measures.  If the pre-established measures are met, the maximum is capped at two times the target payout.  The Company believes this structure appropriately balances awards and potential risk taking.

Long-Term Incentive Program (“LTIP”)

The Company’s LTIP is designed to align executive compensation with the long-term performance of the Company.  Starting in 2006, all of the LTIP are delivered in the form of contingent performance shares of the Company’s Common Stock, to emphasize the performance culture of the Company.  The Compensation Committee and the Board discontinued the use of stock options in 2006.  The LTIP measures include:

➢
50% of the value is in the form of performance shares dependent upon reaching certain relative Total Shareholder Return (“TSR”) percentile targets over a three-year cycle versus a national group of all publicly traded electric and combination utilities.

➢
50% of the value is in the form of performance shares that are based on the achievement of key operational measures over a three-year time period.  Annually the Compensation Committee chooses measures for the next three year rolling cycle which are a subset of performance measures in our five-year strategic plan, chosen to emphasize critical performance targets in a balanced way considering performance, risks, and the relationship to the annual incentive plan.  Where possible, the Committee has chosen measures of Central Vermont’s performance versus other electric utilities.

The Compensation Committee determines the value of the LTIP annual awards by comparing officers’ long-term incentive values at peer companies as described earlier.  Our relative performance is also compared to peers.

Compensation and Benefit Risk Evaluation

Starting in 2010, based on ISS risk indicators and best practices, the Compensation Committee has started undertaking a compensation and benefits plan risk evaluation. The evaluation criteria the

Committee utilized, a summary of the evaluation of our plans, and recommended modifications are summarized below.

Performance Measures:

•
Metrics in the employee and executive annual and long-term incentive plans utilize the “Balanced Scorecard” approach which consciously balances financial, customer, process improvement, and employee measures.

•	Individual performance has a weight of 20% in the executive plan, fully at the discretion of the Board, the employee annual plan incorporates annual individual performance ratings.

•	Short-term price growth is not rewarded at the expense of strong organizational performance and long-term shareholder wealth creation.

Pay Mix:

•	Company target compensation for base salary, annual incentive, and long-term incentive is aligned with peers.

•	Annual incentives make up less than 25% of total pay for named executive officers, limiting motivation to sacrifice long-term growth for short-term gains.

•	Long-term incentives are based solely on performance shares with balanced measures.

•	Only annual incentives are included in retirement and change-in-control severance benefit calculations.

Incentive Plan Goal Setting and Leverage:

•	Company’s incentive plans have market competitive caps to limit excessive risk-taking for windfall profits (e.g., max = 2x target for the annual plan and 1.5x target for the long-term plan).

•	Payout curves are not steep and goal setting generally uses:

▪	90% probability of achieving threshold (or a 10% probability of 0% payout)

▪	50% probability of achieving target

▪	10% probability of achieving maximum

•	The Committee regularly assesses the payout versus probabilities to check that the plan works as designed.

Pay/Performance Alignment:

•
A substantial portion of executive officer target compensation is contingent on, and variable with, achievement of short- and long-term corporate objectives and/or individual performance objectives (35-54% of total direct compensation).

•
The Compensation Committee annually reviews the specific measures, weights, and level of stretch for each of our performance measures compared to historic performance and other utilities.  The goal is to provide increasing levels of stretch and continued improvement as appropriate while maintaining a balance between types of measures, e.g., financial and customer.

•	We regularly monitor the relationship between executive pay levels and corporate performance at Central Vermont compared to other electric utilities.

Performance Period:

•	Annual incentive plans and three-year long-term incentive plan balance short-term and long-term performance perspectives.

Stock Ownership:

•
The stock ownership guideline for the CEO was at the low end of the competitive practice and the Committee raised it for 2011.  The requirement for the balance of named executive officers was competitive, but was also raised for 2011.

•	Although long-term stock holding requirements are not in place, given the appropriateness of our stock ownership guidelines and pay mix, these are not needed.

Governance:

•	The Compensation Committee has discretion to adjust incentive plan awards based on assessment of quality of performance results.

•
The incentive measures for executives and employees are based on the Company’s strategic plan and balanced scorecard, and are monitored through results reviews and the Company’s Enterprise Risk Management Program to assure the compensation plan does not incent inappropriate risks.

•	Claw back policies beyond Sarbanes-Oxley are in the process of being developed. There has not been a restatement of earnings in the last 10 years.

Compensation Decisions Summary

Recent compensation decisions through the first quarter of fiscal year 2011 for the named executive officers were as follows:

➢	for the last several years, the Compensation Committee has consciously limited executive compensation to levels closer to 25% of median, rather than median;

➢	for 2010, executive base salaries were frozen based on recognition of economic and financial considerations as recommended by management and determined by the Committee;

➢	for 2011, executive salaries increased by 3.1% on average based on an analysis done by Mercer and other Committee considerations and discretion;

➢	the annual incentive targets as a percentage of salary were kept at the same level they have been since 2000; and

➢
annually, the Committee extensively considers potential measures, targets, and potential rewards to appropriately incent the right performance, without encouraging undue risks or other unintended consequences.

Effective March 1, 2011, the Board hired a new President and CEO, Lawrence J. Reilly.  His 2011 compensation was set at a level appropriate for a new CEO at $300,000 per year, with short-term incentive target at 50% of salary and a LTIP value of $185,000.  In accordance with current Company plans, Mr. Reilly is not eligible for the Company’s Pension Plan and instead has an enhanced 401(k) Plan and related Officers’ Supplemental Retirement Plan.  His Change-In-Control is set at two times base salary and target annual incentive.

Also on March 1, 2011, Robert H. Young relinquished his title as President and CEO and was named Executive Chair.  In this capacity, Mr. Young will continue to be compensated at his 2011 annualized rate as President and CEO until his previously announced retirement on May 3, 2011.  The information and disclosures that follow relate to Mr. Young in his role as President and CEO.

Benefits

Severance Arrangements

None of our named executive officers have any special arrangements that provide for payment of severance payments except those under CIC agreements or the Company’s Layoff Policy which applies to all Central Vermont employees.

Pension Plan

The Company pays the full cost of the Pension Plan for all qualifying employees.  The Pension Plan is described in detail on page 52.  Starting April 1, 2010, the Company’s existing Pension Plan was closed to new employees, including newly hired officers.

Supplemental Retirement Plan

The Officers’ Supplemental Retirement Plan (“SERP”) is designed to supplement the retirement benefits available through the Pension Plan and 401(k) Plan to our designated executive officers.  The SERP is a part of the Company’s overall strategy for attracting and maintaining top managerial talent.  See SERP discussion on page 52.

Deferred Compensation

Under the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation, each non-employee director may elect to defer all or a portion of their annual cash compensation, including Company stock granted as part of their retainer.  Eligible executive officers may elect to defer up to 25% of their base salary, and 100% of their annual incentive pay and/or their Performance Share Plan (LTIP) awards.  Amounts credited accrue interest at a rate equal to the prime interest rate plus 1%, or the share price of Central Vermont’s Common Stock for the year, including dividend reinvestment.  Deferred performance shares can only accrue interest using the share price and dividends on Central Vermont’s Common Stock over the period of deferral.  Eligible participants must make an annual irrevocable election to defer compensation that will be paid, earned, or awarded in the following year.  Generally, payments will be made in the form of a lump sum cash distribution or annual cash installments upon retirement, resignation or the attainment of an age previously specified by the participant.  This is an unfunded, nonqualified, deferred compensation plan to help officers and directors with financial planning by reducing short-term taxable income and deferring it to a later date (when it will be taxed as ordinary income).  See Nonqualified Defined Contribution and Other Deferred Compensation Plans Table on page 54.

Change-In-Control (“CIC”) Provisions

As with most publicly traded companies, the Company has CIC agreements with executive officers which are designed separately from other compensation arrangements.  The purpose of the agreements is to encourage our senior executives, including our named executive officers, to act in the best interest of shareholders with respect to a possible CIC without concern about the possible negative economic consequences they might suffer personally as a result of the change.  The protections are designed to make executives economically neutral about whether or not a CIC event occurs, to eliminate “foot dragging” on the part of executives for transactions that are in the shareholders’ interests and to prevent executives from prematurely leaving due to concerns about being left without a position or adequate severance.  The CIC agreements provide that the compensation and benefits described below would be payable to executives only in the event of a double trigger of events (1) the occurrence of a CIC and (2) a separation from service with the Company (including certain voluntary terminations).

During 2007 and early 2008, the Compensation Committee performed a thorough review of the existing CIC agreements by looking at extensive analysis provided by Towers Watson (see Committee Consultant section), comparing the Company’s CIC agreements to “established” and “leading edge” market practices.  The Compensation Committee made revisions to the existing agreements to bring the Company’s CIC agreements more in line with the market and to eliminate automatic renewal features.  Effective April 6, 2009 the executives are eligible for the following CIC benefits:

➢
a multiple (2.99 times for grandfathered named executive officers Messrs. Young, Deehan, and Kraus and 2.00 for non-grandfathered named executive officers Ms. Keefe and Mr. Rocheleau) of their base salary and target annual incentive;

➢	benefit continuation provided in exchange for consulting services in alignment with severance multiplier;

➢	certain legal fees and expenses incurred as a result of termination of employment are paid by the Company;

➢	conditional gross-up for excise tax will be paid to the extent that value of the CIC benefits exceeds 3.3 times the executive’s compensation preceding the CIC event;

➢	limited outplacement benefit up to $15,000;

➢	confidentiality, non-disparagement, and non-solicitation requirements;

➢	requirement for a legal release and waiver to receive payments; and

➢	modification of “good reason” for termination by executive of executive’s employment to include:

•	reduction in an executive’s annual base salary or value of benefits to any amount less than 90% of salary or benefits in effect prior to the CIC; and

•	increase in relocation of principal executive offices to more than 75 miles from location in effect prior to the CIC (rather than previous 25 miles).

In addition, executives also receive the following based on a single trigger, the occurrence of a CIC:

➢	a prorated portion of MIP assuming target performance;

➢	a prorated portion at target of the performance shares under the Performance Share Incentive Plan (LTIP); and

➢	vesting of any non-vested restricted stock.

Other Benefits

Executive officers participate in all other benefit programs available to all employees.  However, Central Vermont provides company-paid life insurance of four times salary for the CEO, and three times salary for the other executive officers versus the 1.5 times salary for all other employees.

Other Perquisites

It is the general policy of the Compensation Committee not to compensate executive officers through the use of perquisites, except that a car is provided to Mr. Young at a value of $2,025 in 2010.  No perquisites are provided to any other executive officer at this time.

Stock Ownership Guidelines

Starting in 2011, the Company’s stock ownership guidelines were increased to the following levels to approximate 3x salary for CEO and 1.5x salary for other officers.

Chief Executive Officer	45,000 shares
Senior Vice President	17,000 shares
Vice President	15,000 shares

The number of required shares is reviewed annually and adjusted as indicated.

Officers may count the value of shares owned, shares which are deferred pursuant to the Deferred Compensation Plan, stock owned in the 401(k) Plan, stock options exercised and held, Restricted Stock, stock purchased outright, and Performance Shares awarded and held as part of total stock ownership toward meeting these requirements.  Unexercised stock options are not counted in calculating ownership nor are contingently granted performance shares.

Of the current named executive officers, Messrs. Young, Deehan, and Kraus currently meet the guidelines.  Mr. Rocheleau and Ms. Keefe have until June 2013 and June 2014 respectively to meet the guidelines.

Tax Matters

Central Vermont seeks to maximize the tax-deductibility of compensation paid to its executives.  Section 162(m) of the IRC, as amended, generally limits the Company’s federal income tax deduction for compensation paid in any taxable year to the CEO and the next four highest paid executive officers named in the Summary Compensation Table to $1 million.  The limit does not apply to specified types of exempt compensation, including payments that are not included in the employee’s gross income, payments made to or from a tax-qualified plan, and qualified performance-based compensation.  Under the tax law, the amount of a qualified performance-based award must be based entirely on an objective formula, without any subjective consideration of individual performance.  The Compensation Committee has carefully considered the impact of this law.  As the annual cash compensation of each of our executive officers is below $1 million, the limitation imposed by Section 162(m) is not currently applicable.  In addition, the stock options previously granted under Central Vermont’s stock option plans are designed as exempt qualified performance-based compensation.  The tax implications for officers were not taken into consideration when setting compensation, except within the design of the CIC agreements and the Deferred Compensation Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis (“CD&A”) with management, and based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in the Company’s Proxy Statement.

COMPENSATION COMMITTEE MEMBERS: Robert L. Barnett, Chair Robert B. Johnston William R. Sayre Janice L. Scites William J. Stenger

Summary Compensation Table

The following table sets forth all compensation earned, paid or payable by the Company to our named executive officers during the last fiscal year ended 2010 and the prior two years.

In response to Securities and Exchange Commission (“SEC”) rule changes, we have changed the format of Column (e) in the Summary Compensation Table.  Column (e) is comprised of stock grants that are subject to performance-based conditions.  The values shown are based on target performance (or the level of the contingent grant).  Given the design of the performance shares, target performance is the most probable outcome of the performance at the beginning of the three-year cycle (2010-2012).  A footnote indicates the maximum potential value of the 2010 grants. As required by the SEC, the Company has recomputed prior year amounts to provide for consistency in the table.

SUMMARY COMPENSATION TABLE
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Robert H. Young President and CEO	2010 2009 2008	$410,000 402,000 393,769	$ 0 0 0	$244,724 200,550 236,520	$0 0 0	$200,000 246,000 221,700	$280,263 213,136 103,294	$16,191 18,137 17,645	$1,151,178 1,079,823 972,928
Pamela J. Keefe Senior Vice President, CFO, and Treasurer	2010 2009 2008	225,000 222,577 213,846	0 0 0	88,430 82,130 56,940	0 0 0	68,100 81,700 64,500	40,098 28,566 18,776	5,499 5,546 5,040	$427,127 420,519 359,102
William J. Deehan Vice President - Power Planning & Regulatory Affairs	2010 2009 2008	200,000 200,000 197,615	25,000 0 0	59,639 47,750 56,940	0 0 0	52,300 64,600 58,100	254,270 131,735 143,037	12,013 10,740 9,881	$603,222 454,825 465,573
Joseph M. Kraus Senior Vice President Operations, Engineering, and Customer Service	2010 2009 2008	228,000 228,000 226,173	0 0 0	88,430 72,580 84,680	0 0 0	69,800 89,100 82,400	545,318 179,062 144,648	16,370 11,036 14,004	$947,918 579,778 551,905
Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary	2010 2009 2008	228,000 228,000 226,135	0 0 0	88,430 72,580 84,680	0 0 0	69,000 87,700 81,100	73,133 64,842 42,412	13,047 12,163 11,415	$471,610 465,285 445,742

(1)
Includes for Mr. Young, a base salary comprised of $375,000 of which $25,753 is reimbursed by Vermont Yankee Nuclear Power Corporation.  Included in the $410,000 reported above are director’s retainers and fees in the amount of $35,000 paid by Vermont Electric Power Company, Inc.

These amounts include deferrals into our 401(k) Plan and/or Officers and Directors Deferred Compensation Plan.

(2)	Includes for Mr. Deehan a bonus in connection with his successful efforts negotiating a long-term power contract with Hydro-Quebec.
(3)
The performance-based grant values are based on the grant date estimate of compensation cost recognized over the service period, excluding the effect of forfeitures in accordance with ASC Topic 718.  For information regarding the calculations pursuant to ASC Topic 718, refer to Note 10 - Share-Based Compensation to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The actual payouts for the 2008-2010 performance cycle using the FMV on the award date at the end of the three-year cycle for TSR is zero and for Operational Measures is as follows: Mr. Young, $99,683; Ms. Keefe, $24,007; Mr. Deehan, $24,007; Mr. Kraus, $35,692; and, Mr. Rocheleau, $35,692.

The maximum potential value of the 2010 conditional grants is based upon 1.5 times the target grant and are listed as follows: Mr. Young, $367,085; Ms. Keefe, $132,644; Mr. Deehan, $89,458; Mr. Kraus, $132,644; and Mr. Rocheleau, $132,644.

(4)
Each currently named executive officer has the following number of stock options outstanding: Mr. Young, 193,525 shares; Mr. Deehan, 22,177; Mr. Kraus, 37,064 shares; and, Mr. Rocheleau, 19,104 shares.  Ms. Keefe does not hold options.  The total outstanding stock options for the executive officers as a group including those not named in this proxy is 284,997.  See also Outstanding Equity Awards at Fiscal Year Ended 2010 table, page 50.

Refer to Note 10 - Share-Based Compensation to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed on or by March 15, 2011 for the relevant assumptions used to determine the valuation of stock option awards granted in 2005 and 2004.  As described in the CD&A, we no longer grant stock options.

(5)
Represents payment for the earned 2010 performance paid on March 4, 2011 under the Management Incentive Plan.  The amounts in column (g) reflect Company performance for 2010 at 99% of target which represents 80% of the overall weighting for the MIP.  The other 20% was based on each individual officer’s performance as evaluated by the Compensation Committee for the CEO and on the advice and recommendation of the CEO for the named executive officers reporting to the CEO.  See MIP section under CD&A.

(6)
The amounts in column (h) reflect the actuarial change in the present value of each named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements (except that we used a retirement age equal to the earliest unreduced retirement age (60 years, when after age 55, age and years of service equals 85)).  This column includes amounts which the named executive officer may not currently be entitled to receive.

(7)	The table below shows the components of this column as described by the footnotes below. All Other Compensation Components

Name	Perquisites and Other Personal Benefits (i)	Company Contribution to Defined Contribution Plans (ii)	Insurance Premiums (iii)	Defined Contribution Plan Core Contribution (iv)	Total
Robert H. Young	$2,025	$10,413	$3,465	$288	$16,191
Pamela J. Keefe	0	3,552	1,125	822	5,499
William J. Deehan	0	10,412	870	731	12,013
Joseph M. Kraus	4,385	10,413	739	833	16,370
Dale A. Rocheleau	0	10,464	1,750	833	13,047

(i)	Mr. Young has use of a Company vehicle and valuation is consistent with IRS Publication 15b - Employer’s Tax Guide to Fringe Benefits. Mr. Kraus received pay in lieu of vacation.
(ii)	Company matching contributions to the Employee Savings and Investment Plan (401(k)).
(iii)
The Company provides life insurance for Mr. Young at four times his salary and at three times salary for Mr. Deehan, Ms. Keefe, Mr. Kraus, and Mr. Rocheleau.  Mr. Young’s insurance is provided through a split-dollar policy, Mr. Kraus through a combination of split-dollar and

Company group-term life insurance, and the remaining officers through Company group-term life insurance.  All officers are taxed for the premiums paid by the Company for insurance above $50,000.

Under the split-dollar policies, the Company’s Rabbi Trust would receive the excess above the life insurance payment to the beneficiary.  Amounts entered in this column represent the Company’s taxable amount of benefit.

(iv)	Defined Contribution Plan enhancement effective April 1, 2010, providing a core contribution for all employees of 0.5% subject to the IRS Cost of Living Adjustment Limits for the 2010 plan year.

Salaries

Salaries paid to our named executives are set forth in the Summary Compensation Table.  For 2010, salaries paid to our named executives accounted for the following percentages of their total compensation:  Mr. Young 36%; Ms. Keefe 53%, Mr. Deehan, 33%; Mr. Kraus 24%; and, Mr. Rocheleau 48%.

The Board of Directors approved base salaries for the named executive officers for 2011 as shown below.

Name	Title	2011 Base Salary
Robert H. Young	Executive Chair	$388,000 *
Lawrence J. Reilly	President and CEO	$300,000
Pamela J. Keefe	Senior Vice President, Chief Financial Officer, and Treasurer	232,500
William J. Deehan	Vice President - Power Planning and Regulatory Affairs	206,000
Joseph M. Kraus	Senior Vice President - Operations, Engineering, and Customer Service	235,000
Dale A. Rocheleau	Senior Vice President, General Counsel and Corporate Secretary	234,000

* Excludes director’s retainers and fees paid by Vermont Electric Power Company, a CVPS affiliate.

Grants of Plan-Based Awards During 2010

In 2010 (at the beginning of the three-year 2010-2012 performance cycle), there was a contingent grant of a fixed number of performance shares of Common Stock.  The number of shares actually awarded at the end of the performance cycle (years 2010-2012) is dependent on how the Company’s performance compares to pre-established performance targets for 1) TSR and 2) operational measures (see LTIP program of CD&A, page 40).  The payout ranges from zero to 1.5 times the number of shares depending on performance, with dividends payable in performance shares reinvested into additional performance shares over the three-year period.  For both the TSR and operational measures, if actual performance is below threshold, the target award is zero.  Once the award is earned, shares become fully vested.  These performance shares are contingently granted at the first Board meeting of the year.  At the end of the three-year period the shares are awarded based on actual performance over the three-year cycle.  For 2010, as with the past few years, the value of the LTIP grants are as follows:

	Threshold	Target	Maximum
Chief Executive Officer	$0	$250,000	$375,000
Senior Vice President	0	90,000	135,000
Vice President	0	60,000	90,000

The following table provides information on incentive and equity awards granted in 2010 to each of our named executive officers.

GRANTS OF PLAN-BASED AWARDS DURING 2010
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert H. Young	1/11/10 ---	$0	$187,500	$375,000	0	13,548	20,322
Pamela J. Keefe	1/11/10 ---	0	67,500	135,000	0	4,896	7,343
William J. Deehan	1/11/10 ---	0	50,000	100,000	0	3,302	4,953
Joseph M. Kraus	1/11/10 ---	0	68,400	136,800	0	4,896	7,343
Dale A. Rocheleau	1/11/10 ---	0	68,400	136,800	0	4,896	7,343

(1)
These columns show the threshold, target, and maximum potential payout for 2010 performance under the MIP as described in the section entitled “Management Incentive Plan” in the CD&A.  The actual MIP payout for 2010 performance is reflected in the Summary Compensation Table column (g).

(2)	These columns show the threshold, target, and maximum potential number of shares that could be awarded for the 2010-2012 cycle of the LTIP, including dividends accrued over the three-year period.

Outstanding Equity Awards at Fiscal Year-End Table

Stock Options

Starting in 2006 stock options were no longer granted to our executive officers.  We now rely solely on performance shares.  Prior to 2006, the annual stock option grant dates for officers was the date of the Company’s Annual Meeting (determined by our By-laws as the first Tuesday in May).  At that time the Compensation Committee approved the grant and key terms.  The price of our stock options was 100% of the average of the high and low Fair Market Value (“FMV”) on the date of the grant.  The Compensation Committee’s policy is not to amend the exercise price of stock options after grant, except in the event of a stock dividend outside of the normal quarterly dividend payment, stock split, or other change in corporate structure or capitalization affecting the Common Stock.

The following table shows the value of all outstanding unexercised option grants awarded to the executive officers prior to 2006, unvested stock awards, and unvested equity incentive awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Closing Price on Date of Grant ($)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value Of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Robert H. Young Stock Options LTIP 2008-2010 2009-2011 2010-2012	26,200 32,300 51,470 59,520 24,035	$16.1500 19.2700 17.4900 20.1100 21.5200	$16.1050 19.0750 17.4900 20.1500 21.4450	5/1/2011 5/7/2012 5/6/2013 5/4/2014 5/3/2015	0 0 0 0 0	--- --- --- --- ---	4,530 6,010 8,129	$ 99,026 131,379 177,700
Pamela J. Keefe Stock Options LTIP 2008-2010 2009-2011 2010-2012	0	---	---	---	0	---	1,091 2,452 2,937	23,849 53,601 64,203
William J. Deehan Stock Options LTIP 2008-2010 2009-2011 2010-2012	3,900 5,150 9,350 3,777	16.1500 17.4900 20.1100 21.5200	16.1050 17.4900 20.1500 21.4450	5/1/2011 5/6/2013 5/4/2014 5/3/2015	0 0 0 0	--- --- --- ---	1,091 1,431 1,981	23,849 31,282 43,305
Joseph M. Kraus Stock Options LTIP 2008-2010 2009-2011 2010-2012	6,200 11,760 13,610 5,494	19.2700 17.4900 20.1100 21.5200	19.0750 17.4900 20.1500 21.4450	5/7/2012 5/6/2013 5/4/2014 5/3/2015	0 0 0 0	--- --- --- ---	1,622 2,175 2,937	35,457 47,546 64,203
Dale A. Rocheleau Stock Options LTIP 2008-2010 2009-2011 2010-2012	13,610 5,494	20.1100 21.5200	20.1500 21.4450	5/4/2014 5/3/2015	0 0	--- ---	1,622 2,175 2,937	35,457 47,546 64,203

(1)	Options vest and become exercisable immediately upon grant.
(2)	The expiration date of each option occurs ten years after the date of each option grant.
(3)
As of December 31, 2010, the table below shows the restricted performance units cycles, the actual payouts for the cycle ending 2010, and a point in time estimate of potential payout for the two open cycles.

These contingent shares are awarded based on the Total Shareholder Return and Operational Measures criteria as described in the Long-Term Incentive Program section of the CD&A.

The contingent grant of the units listed in this table are given annually at the beginning of each three-year cycle.  Based upon satisfying pre-established performance targets, the actual number of shares at the end of the cycle may range from zero to 1.5 times the number of units granted, plus dividend reinvestment.  Performance at or below threshold warrants no payout.  The estimates of number of units “earned” for the 2009-2011 and 2010-2012 cycles are point in time estimates reflecting performance to date.  Since the actual earned award will be based on the total three-year performance, these “earned” units may not be reflective of actual earnings over the time period.  For example, the Company’s TSR performance vs. other utilities in a one-year time frame may not be reflective of the Company’s ultimate TSR performance over the three-year measurement cycle.

As of December 31, 2010
Name	Cycle	Restricted Units (#) TSR/Op. Meas.	Units (#) Earned (i)	Units (#) Accrued (ii)	Total Units (#) (iii)	Restricted Unit Value ($)
Robert H. Young	2008-2010 * 2009-2011 2010-2012	4,050/4,050 5,250/5,250 5,950/5,950	0/3,969 0/5,250 2,618/4,522	0/561 0/760 363/626	4,530 6,010 8,129	$ 99,026 131,379 177,700
Pamela J. Keefe	2008-2010 * 2009-2011 ** 2010-2012	975/975 2,150/2,150 2,150/2,150	0/956 0/2,150 946/1,634	0/135 0/302 131/226	1,091 2,452 2,937	$ 23,849 53,601 64,203
William J. Deehan	2008-2010 * 2009-2011 2010-2012	975/975 1,250/1,250 1,450/1,450	0/956 0/1,250 638/1,102	0/135 0/181 88/153	1,091 1,431 1,981	$ 23,849 31,282 43,305
Joseph M. Kraus	2008-2010 * 2009-2011 2010-2012	1,450/1,450 1,900/1,900 2,150/2,150	0/1,421 0/1,900 946/1,634	0/201 0/275 131/226	1,622 2,175 2,937	$ 35,457 47,546 64,203
Dale A. Rocheleau	2008-2010 * 2009-2011 2010-2012	1,450/1,450 1,900/1,900 2,150/2,150	0/1,421 0/1,900 946/1,634	0/201 0/275 131/226	1,622 2,175 2,937	$ 35,457 47,546 64,203

  *   There were no TSR awards made for the 2008-2010 cycle.  Total Units represents actual Operational Measure units paid out for the 2008-2010 Cycle February 14, 2011 with the Restricted Unit Value calculation provided in footnote 4 below.

** Ms. Keefe was granted additional contingent shares upon her promotion to Senior Vice Presidentin May 2009.
(i)
Units actually earned for the 2008-2010 cycle.  The first number represents the award based on TSR, and the second number represents the award based on Operational Measures.  For the other two open cycles, this is a point-in-time estimate based on performance to date, and may not be reflective of performance over the entire three-year cycle.

(ii)	Units accrued as a result of dividends earned and reinvested through the close of the cycle for the number of units earned. The 2010 annual dividend rate was $0.92.
(iii)	Represents units earned plus units accrued.
(4)
Market value of performance units calculated by multiplying the closing market price on December 31, 2010 of $21.86 as shown in footnote 3 above.  This is not representative of what may actually be awarded based on performance for the 2009-2011 and 2010-2012 cycles.

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR-END 2010

(a)		(b)	(c)	(d)	(e)
		Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Young	Options Stock	30,300 0	$284,669 0	0 0	0 0
Pamela J. Keefe	Options Stock	0 0	0 0	0 0	0 0
William J. Deehan	Options Stock	4,800 0	45,792 0	0 0	0 0
Joseph M. Kraus	Options Stock	5,900 0	24,426 0	0 0	0 0
Dale A. Rocheleau	Options Stock	0 0	0 0	0 0	0 0

Pension Plan and Officers’ Supplemental Retirement Plan

The Pension Plan of Central Vermont Public Service Corporation and Its Subsidiaries (the “Pension Plan”) as amended through December 31, 2010 is a defined benefit plan which covers all full-time employees of the Company who were hired before April 1, 2010 and have at least one year of service during which at least 1,000 hours was worked.  The Pension Plan is a final average pay plan whereby each participant’s benefit is determined based on their highest consecutive five-year average pensionable pay and years of service.  The formula is (1.45% times Final Average Pay) plus (0.3% times Final Average Pay over the Wage Base) times (years of service up to 30 years) plus (0.5% times Final Average Pay times years of service over 30).  Vesting occurs after five years of service.  Central Vermont’s Pension Plan allows employees to retire with a reduced benefit at age 55 and 10 years of service.  Full benefits accrue when an employee reaches 55 years of age with 10 years of service and their whole age plus their whole years of service equals 85 or more (“Rule of 85”) or age 60, whichever is earlier.  Lump sum payouts are allowed.

All participants in the Pension Plan whose covered pay exceeds the limit imposed under IRC Section 401(a)(17) are eligible to participate in the Officer’s Supplemental Retirement Plan (the “SERP”). The SERP mirrors the Pension Plan except that it is not restricted by the IRC covered pay limit ($245,000 in 2010). The SERP and the Pension Plan are coordinated to provide a total pension benefit based on the Pension Plan formula using covered pay without regard to the IRC limit.  The SERP benefit is equal to the total pension benefit using the Pension Plan formula without regard to the IRC covered pay limit, minus the pension benefit available under the Pension Plan, which applies the IRC limit.  Any officers hired on or after April 1, 2010 will be eligible for an enhanced 401(k) retirement plan in lieu of the Pension Plan.  The SERP for those officers will make the officers whole for IRC limits affecting the 401(k).

The table below shows the present value of accumulated benefits for each participant’s benefit accrued-to-date.  The present value of accumulated benefits was computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financials for the most recently completed fiscal year.  Also, the assumptions used were the same as those used for financial reporting purposes under generally accepted accounting principles, except that we assumed that participants would retire at age 60 or under the Rule of 85.

PENSION BENEFITS
(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert H. Young (1, 2)	Qualified SERP	23.50 23.50	$1,088,261 1,939,790	$0 0
Pamela J. Keefe	Qualified SERP	4.58 4.58	100,435 14,310	0 0
William J. Deehan (1, 2)	Qualified SERP	25.17 25.17	1,205,474 380,422	0 0
Joseph M. Kraus (1, 2)	Qualified SERP	29.42 29.42	1,567,490 450,970	0 0
Dale A. Rocheleau	Qualified SERP	7.17 7.17	237,430 62,834	0 0

(1)
The SERP provides a grandfathered benefit for certain executive officers who participated in the plan as of January 1, 1998.  Messrs. Young, Deehan, and Kraus are eligible for the grandfathered benefit upon retirement from the Company after attainment of age 55 with 10 or more years of service.  These individuals receive the greater, on an actuarial present value basis, of the grandfathered benefit and the benefit provided under the basic SERP provisions.  The grandfathered benefit includes both a pension and death benefit as described below.

(i)
Grandfathered Pension Benefit - An annual payment equal to a specified percentage of the individual’s final year’s base salary (excluding MIP compensation and other forms of remuneration) payable upon attainment of age 65 for a period of 15 years.  The applicable percentages are 44% for Mr. Young and 33% for Messrs. Deehan and Kraus. The grandfathered SERP benefit is calculated based on base salary only; it does not include any benefit attributable to MIP compensation. The benefit is further reduced by 5% per year for payment upon early retirement before age 65.

	(ii)	Grandfathered Death Benefit - $167,667 payable to the designated beneficiary upon the death of the executive officer following retirement.
(2)	Messrs. Young, Deehan, and Kraus are currently eligible for early retirement under the Pension Plan and the SERP because they have attained age 55 and have completed more than 10 years of service.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

The following table illustrates details for the executive officers who have deferred compensation (in the current year and/or in prior years) under the Company’s unfunded, nonqualified Deferred Compensation Plan for Officers and Directors.  Irrevocable deferral elections are made by eligible executives in December of each year for cash amounts to be earned, or granted if in regard to LTIP awards, in the following year.  Officers may elect to defer up to 25% of their base salary and may also elect to defer 100% of their annual incentive pay and LTIP awards.

Investment options available under the Plan may vary depending upon the type of compensation that was deferred.  There are two investment options for base salary and annual incentive compensation: (i) a fixed rate of return equal to prime rate plus 1%, or (ii) a return based on the share price of the Company’s Common Stock for the year, including dividends which are credited on the date dividends are paid to the Company’s shareholders.  Participants may change the investment option on their existing balance in a subsequent election during the annual election period each December.  For LTIP awards the return is based on the share price of the Company’s Common Stock for the year (including dividends).
As a general rule, payments of deferred compensation are made in cash in the form of a lump sum distribution or in annual installments over a period of time not exceeding 15 years.  The payments are made upon the occurrence of a date or attainment of an age specified by the participant or following termination of the participant’s employment.  The form and time of payment is based on an election that was made by the eligible participant during the December election period before the calendar year in which the deferred compensation is earned.  However, in the event of a participant’s death or disability, the deferred compensation will be paid in the form of a lump sum and within 60 days of such death or disability.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER DEFERRED
COMPENSATION PLANS FISCAL YEAR 2010

(a)	(d)	(f)
Name (1)	Aggregate Earnings in Last FY ($)	Aggregate balance at Last FYE ($)
Robert H. Young	$ 0	$ 0
Pamela J. Keefe	7,717	212,461
William J. Deehan	0	0
Joseph M. Kraus	0	0
Dale A. Rocheleau	3,844	106,312

(1)
Of the named officers, Ms. Keefe and Mr. Rocheleau participated in the Plan during 2010.  Over a three-year period from 2007 to 2010, Ms. Keefe deferred $129,300 in compensation.  Over a one-year period from 2009 to 2010, Mr. Rocheleau deferred $94,708 in compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Payments and benefits upon ordinary termination of employment, involuntary termination and retirement include the following that are provided to all salaried employees on a non-discriminatory basis:

➢	accrued salary and vacation pay;

➢	benefits under the Company’s Layoff Policy, if applicable;

➢	target annual incentive payment prorated for portion of year worked in year of retirement;

➢	regular benefits under the qualified Pension Plan if vested, see “Pension Benefits” table on page 53;

➢	distributions of plan balances under the Employee Savings and Investment Plan (401(k)); and

➢	health and welfare benefits provided to all retirees including retiree medical, dental and life insurance.

Distributions of plan balances under the Company’s unfunded, nonqualified Deferred Compensation Plan are available following ordinary termination of employment, involuntary termination, and retirement.  The plan balances as of December 31, 2010 are shown above.

A pro-rated portion of the annual incentive plan, assuming target performance for a portion of the year worked is provided to executive officers whose employment ends mid-cycle due to death, disability or CIC.  A pro-rata portion of performance shares at target level is provided to executive officers whose employment ends mid-cycle due to retirement, death, disability, or CIC.  Any grants of restricted stock to executive officers are automatically vested upon the same events.  The value of these equity awards upon a retirement, death or disability event as of December 31, 2010 is as follows:

Name	Equity Awards Payable Upon
	Retirement	Death or Disability
Mr. Young	$258,502	$258,502
Ms. Keefe	N/A*	101,314
Mr. Deehan	62,058	62,058
Mr. Kraus	93,503	93,503
Mr. Rocheleau	N/A*	93,503

*Has not satisfied the requirements for retirement as of December 31, 2010 (age 55 or older with 10 or more years of service).

A termination due to death or disability does not entitle the named executive officers to any future payments or benefits beyond those described above that are not generally available to salaried employees, except for a higher level of life insurance - four times for CEO and three times salary for other officers versus 1.5 times salary for all other employees.

CIC agreements providing severance and other benefits apply to all named executive officers.  A CIC under the agreements is deemed to occur upon the happening of one of the following events:

(1)	an acquisition of 20% or more of the Company’s outstanding voting securities;

(2)	a change of more than two-thirds of Board over the term of the agreement except where the new Board members were approved by a vote of at least two-thirds of the incumbent members of the Board;

(3)	a consummation of a reorganization, merger, or consolidation or sale or other disposition of more than 50% of the assets of the Company; or

(4)	approval by the shareholders of Company of a complete liquidation or dissolution of the Company.

A payment event would occur under the CIC agreement if at any time within the three-year period following a CIC a covered executive’s employment is terminated in a manner that constitutes a separation from service as defined for purposes of Code Section 409A for any reason other than (i) a voluntary termination by the covered executive without good reason, (ii) by the Company as a result of executive’s incapacity due to a physical or mental illness or for Cause, or (iii) due to the executive’s death.  For this purpose, “good reason” allows a covered executive to terminate employment for any reason during the thirteenth month after a CIC if a majority of the Company’s Board at such time is comprised of individuals who were not members of the Board at the time of the CIC.  However, under such circumstances, the CIC benefits will be reduced to the extent necessary to fall below the IRC Section 280(G) limit, i.e., three times the executive’s average W-2 compensation paid by the Company for the five calendar years preceding the CIC event.

The table below provides the incremental benefits available upon a CIC and Termination Event (as defined in the CIC Agreements) as of December 31, 2010.  The table does not include payments and benefits described above that are provided in the event of an ordinary termination of employment, involuntary termination or retirement.

Name and Principal Position	Cash Severance Payment (1)	Acceleration of Equity Awards (2)	SERP, Outplacement and Welfare Benefit Value (3)	Excise Tax and Related Gross Ups (4)	Reduction to IRC 280(G) Limit (5)	Total Payments Under a CIC
Robert H. Young President and CEO	$1,681,875	$ 0	$529,722	$0	$ 0	$2,211,597
Pamela J. Keefe Senior Vice President, CFO, and Treasurer	585,000	101,314	188,212	0	0	874,526
William J. Deehan Vice President, Power Planning and Regulatory Affairs	747,500	0	144,688	0	0	892,188
Joseph M. Kraus Senior Vice President - Operations, Engineering, and Customer Service	886,236	0	193,200	0	0	1,079,436
Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary	592,800	93,503	176,699	0	0	863,002

(1)	Equals annual base salary plus target annual incentive compensation times severance multiplier of 2.99 for Messrs. Young, Deehan, and Kraus and 2.00 for Ms. Keefe and Mr. Rocheleau.
(2)
Performance shares (including reinvested dividends) valued at the closing stock price of $21.86 on December 31, 2010 were assumed to be paid at target based for the pro-rata portion of the cycle through which executives have already worked at the time of the CIC.

(3)
These incremental benefits are described above and are intended to be reasonable compensation for the executive officer’s commitment to provide consulting services as required by the Company for one year post-termination and refraining from working in competition with, or for a competitor of the Company, for one year post-termination.  To the extent that these benefits exceed reasonable compensation for the post-termination consulting services and non-compete agreement, the benefits may be reduced or additional tax gross-ups may apply in accordance with the conditional tax gross-up provision described in note (5) below.

The following standard actuarial assumptions were used to calculate the incremental SERP benefit values:

Discount rate	5.75%
Mortality (post-retirement only)	IRS generational mortality table
Benefit commencement and payment form
If eligible for early retirement, lump sum payable upon termination (Messrs. Young, Deehan, and Kraus), otherwise single life annuity payable at the earliest unreduced retirement age (65 for Ms. Keefe and Mr. Rocheleau)

The Health and Welfare benefit values reflecting three years (Messrs. Young, Deehan, and Kraus) and two years (Ms. Keefe and Mr. Rocheleau) of continued participation were estimated at three times and two times the current cost of coverage, respectively.

A one-time $15,000 outplacement benefit has been included in this item.

A tax gross-up applies to health care benefits (medical and dental) and the outplacement benefit and is reflected in this item.

(4)
Upon a CIC, employees may be subject to certain excise taxes under Section 280(G) of the Internal Revenue Code.  The Company has agreed to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280(G) excise taxes.  The amounts in the table are based on a 280(G) excise tax rate of 20%, 35% federal marginal income tax rate and Vermont State tax rate of 8.95%.

(5)
There is a conditional gross-up for excise tax on the termination payments under Section 4999 of the Internal Revenue Code only in circumstances where the CIC benefits are over the IRC Section 280(G) limits by more than 10%.  If CIC benefits are between 100% and 110% of the IRC Section 280(G) limits, the total CIC benefit is reduced to 100% of the IRC Section 280(G) limit.

By Order of the Board of Directors Robert H. Young Executive Chair and Lawrence J. Reilly President and Chief Executive Officer

It is important that proxies be voted promptly.  Shareholders who do not expect to attend in person are urged to vote either (a) by casting your vote electronically at the Website listed on your proxy card, (b) by telephone, or (c) by signing, dating and returning the accompanying proxy card in the enclosed envelope which requires no postage if mailed in the United States.

DIRECTIONS TO THE CVPS/LEAHY COMMUNITY HEALTH EDUCATION CENTER
(Located on Rutland Regional Medical Center Campus)

From Route 7 (North):
Travel south on US 7, pass through intersection of US 4 East and US 7, and travel 1 mile.  At traffic light, turn left onto Allen Street (McDonalds on corner) and travel .6 mile.  At The Loop Road (employee entrance) turn right and follow signs posted to parking and entrance.

From Route 7 (South):
Travel north on US 7, pass through intersection of US 4 West and US 7, and travel 1.2 miles.  At traffic light, turn right onto Allen Street (McDonalds on corner) and travel .6 mile.  At The Loop Road (employee entrance) turn right and follow signs posted to parking and entrance.

From the New York City Area Via New York State Thruway:
New York State Thruway north past exit 24 - Albany, NY.  I-87 (Northway) north to exit 20, turn left off exit ramp and travel through town of Queensbury, NY.  Turn right onto Route 149 east to Fort Ann, NY.  Turn left at intersection of Routes 149 and 4.  Travel on Route 4 into Vermont to end of Interstate - intersection of Route 7, turn left onto Route 7 north and follow directions from Route 7 (South) above.

From the Boston Area:
Interstate 93 to just north of Concord, NH.  Exit onto Interstate 89 north and follow to exit 1 (US 4/Rutland) in Vermont.  Follow US 4 to intersection of Route 7 turn left onto Route 7 south traveling one block to West Street and follow directions From Route 7 (North) above.

Via Interstate 95:
I-95 (Connecticut Turnpike) north to Interstate 91.  Travel on I-91 just north of Bellows Falls, VT to exit 6 (Rutland).  Follow Route 103 to Route 7 north and follow directions From Route 7 (South) above.

ANNUAL MEETING OF SHAREHOLDERS OF CENTRAL VERMONT PUBLIC SERVICE CORPORATION May 3, 2011

PROXY VOTING INSTRUCTIONS

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report, Notice of meeting, and proxy statement are available at http://www.cvps.com/InvestorRelations/Default.aspx

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions.  Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or
1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Electronic Distribution
If you would like to receive the Company's future proxy statements and annual reports electronically, please visit www.amstock.com.
Click on Shareholder Account Access to enroll.  Please enter your account number and tax identification number to log in, then select
Receive Company Mailings via E-mail and provide your e-mail address. If your e-mail address has changed, please re-enroll.

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED NOMINEES, "FOR" PROPOSALS 2 AND 3, AND "3 YEARS" ON PROPOSAL 4.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

3. NON-BINDING, ADVISORY VOTE
To approve the compensation of Central Vermont Public Service Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in “Compensation Discussion and Analysis” and in the compensation tables and the accompanying narrative disclosure under “Executive Compensation” in Central Vermont Public Service Corporation’s proxy statement relating to its 2011 Annual Meeting.

        * FOR       * AGAINST       * ABSTAIN

     4. NON-BINDING, ADVISORY VOTE
     To recommend that a non-binding, advisory vote to approve the compensation of the
     Central Vermont Public Service Corporation’s named executive officers be put to shareholders for their consideration every: one; two; or three years.

        * 1 Years       * 2 Years        * 3 Years        * ABSTAIN

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.  If any such other business is presented for action at the meeting, it is the intention of the Proxies to vote all such matters in accordance with their best judgment.

     This proxy when properly executed will be voted in the manner indicated herein by the undersigned stockholders.  If no direction is made, this proxy will be voted "FOR"
     the election of all nominees listed, "FOR" proposals 2 and 3, and "3 Years" on proposal 4.

* FOR ALL NOMINEES * WITHHOLD AUTHORITY FOR ALL NOMINEES * FOR ALL EXCEPT (See instructions below)	NOMINEES:
™ Robert B. Johnston ™ Lawrence J. Reilly ™ Elisabeth B. Robert ™ Douglas J. Wacek
2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year ending
    December 31, 2011.

   * FOR       * AGAINST       * ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
                               "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:  ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes in the registered name(s) on the account may not be submitted via this method.
*

Signature of Stockholder:                                               Date:                                                            Signature of Stockholder:                                               Date:

Note:  Please sign exactly as your name(s) appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, your vote is important.  If voting by mail, please mark, date, sign, and return the attached proxy card in the accompanying envelope.  NO postage is required if mailed in the United States.  You may also vote toll-free over the telephone or through the Internet.  You may later revoke your proxy and vote in person.
If you return the proxy card but do not specify a manner of voting, this proxy will be voted "FOR" the election of all nominees listed, "FOR" proposals 2 and 3, and "3 Years" on proposal 4.

The Board of Directors recommends a vote "FOR" the listed nominees, "FOR" proposals 2 and 3, and "3 Years" on proposal 4.

Internet Delivery of Proxy Material Available
Registered stockholders can elect to receive the Company's future proxy materials, including the annual report, via the Internet.  To elect this method of delivery, simply follow the instruction on the reverse side.  Stockholders who make this election will be notified by American Stock Transfer & Trust Company via E-mail when the materials are available.  You will not be mailed a printed copy of the materials.

Stockholders who do not elect and consent to Internet delivery will continue to be mailed the printed copy of the annual report, proxy statement, and proxy card.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN M. GOODRICH, JANICE L. SCITES, and WILLIAM J. STENGER as proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Central Vermont Public Service Corporation held of record by the undersigned on February 24, 2011 at the Annual Meeting of Stockholders to be held May 3, 2011 and at any and all adjournments thereof.  The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions.  Use the Company Number and Account Number shown on your proxy card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

COMMENTS: